UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 10



                   General Form For Registration of Securities

         Pursuant to Section 12(b) or (g) of The Securities Act of 1934


                            The Neptune Society, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



              Florida                                  59-2492929
-------------------------------------     --------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


100 N. First Street, Suite #205,
      Burbank, California                                91502
-------------------------------------     --------------------------------------
(Address of principal executive                        (Zip Code)
        offices)


       Registrant's telephone number, including area code: (818) 953-9995


        Securities to be registered pursuant to Section 12(b) of the Act:



               None                                        None
---------------------------------------     ------------------------------------
Title of each class to be so registered     Name of each exchange on which each
                                               class is to be registered

           Securities to be registered under Section 12(g) of the Act:


                  Common Shares, Par Value of $0.001 per Share
--------------------------------------------------------------------------------
                                (Title of Class)


                                 Not Applicable
--------------------------------------------------------------------------------
                                (Title of Class)

                                TABLE OF CONTENTS


ITEM 1.    BUSINESS........................................................................................1

ITEM 2.    SELECTED FINANCIAL INFORMATION.................................................................16

ITEM 3.    PROPERTIES.....................................................................................24

ITEM 4.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................................24

ITEM 5.    DIRECTORS AND EXECUTIVE OFFICERS...............................................................26

ITEM 6.    EXECUTIVE COMPENSATION.........................................................................28

ITEM 7.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................................................33

ITEM 8.    LEGAL PROCEEDINGS..............................................................................34

ITEM 9     MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED
           STOCKHOLDER MATTERS............................................................................35

ITEM 10.   RECENT SALES OF UNREGISTERED SECURITIES........................................................36

ITEM 11.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED........................................38

ITEM 12.   INDEMNIFICATION OF DIRECTORS AND OFFICERS......................................................39

ITEM 13.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA....................................................40

ITEM 14.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE...........40

ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS..............................................................40

SIGNATURES


                           FORWARD-LOOKING STATEMENTS

     This Registration Statement contains forward-looking statements, including without limitation, statements that include the words "anticipates," "believes," "estimates" and "expects" and similar expressions and statements relating to our strategic plans, capital expenditures, industry trends and our financial position. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including competition for and availability of crematory acquisitions, our ability to manage an increasing number of sales offices and crematories, our ability to retain key management personnel and to continue to attract and retain skilled funeral home and crematory management personnel, state and federal regulations, changes in the death rate or deceleration of the trend towards cremation, availability and cost of capital and general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not intend to update these forward-looking statements and information.

     Our management has included projections and estimates in this Registration Statement, which are based primarily on management's experience in the industry, assessments of our results of operations, discussions and negotiations with third parties and a review of information filed by its competitors with the Securities and Exchange Commission. Investors are cautioned against attributing undue certainty to management's projections.

ITEM 1.   BUSINESS

Overview

     The Neptune Society, Inc., a Florida corporation, is the holding company for the Neptune Society of America, Inc., a California corporation. Neptune of America is the holding company for Neptune Management Corp. and Heritage Alternatives, Inc., which are engaged in marketing and administering Pre-Need and At-Need cremation services in California, Florida, New York and Washington. We also operate a crematory in Los Angeles, California to provide cremation services in the Los Angeles area, and we acquired a crematory in Spokane, Washington on December 31, 1999 to provide cremation services in Eastern Washington. We use the services of third-party crematories in other areas of the United States. See "History of the Neptune Society."

     Our principal executive offices are located at 100 N. First Street, Suite #205, Burbank California 91502. Neptune Society maintains corporate offices at 102 N.E. 2nd Street, Suite 777, Boca Raton, Florida 33432.

     Unless the context otherwise requires, (i) "Neptune Society" refers to The Neptune Society, Inc., (ii) "Neptune of America" refers to Neptune Society of America, Inc., and (iii) "Neptune Management" refers to Neptune Management Corp. and (iv) "Heritage Alternatives" refers to Heritage Alternatives, Inc. "We," "us," and "our" refers to Neptune Society, and its subsidiaries and associated entities.

     All dollar amounts are in United States dollars unless otherwise indicated.

Death Care Industry

     According to statistics provided by the National Funeral Directors' Association, the number of deaths in North America has risen by 1% annually between 1980 and 1998, and is expected to continue to grow at a similar rate over the next 10-15 years. The growth in death rate results not only from an increase in the overall population, but also from the demographics of an aging population as the baby boomer generation matures.

     According to information available on the National Funeral Directors Association's web site at www.nfda.org:

     o There are more than 22,100 funeral homes in the United States employing approximately 35,000 licensed funeral directors/embalmers and 89,000 additional funeral service and crematory personnel.

     o There were 2,338,078 deaths in the United States during the 12-month period ending December, 1998, or 8.65 deaths per thousand population. (source: U.S. Department of Health & Human Services, 1998).

     o Of more than 2.3 million deaths nationwide in 1998, nearly 76% resulted in earth burial or entombment and approximately 24% resulted in cremation.

     o    In 1998,  the  average  cost of an  adult  funeral  was  approximately
          $5,000.

     o    Death rates are projected to rise to:

          o    8.82 deaths per thousand in 2000;

          o    9.32 deaths per thousand in 2010;

          o    10.24 deaths per thousand in 2020.

     We believe that the popularity of cremation services will increase in the future as a result of the differences in costs between traditional burial funerals and cremations. According to a survey of crematory operations conducted by Smith, Bucklin & Associates, Market Research and Statistics Division on behalf of the Cremation Association of North America:

     o The popularity of cremation varies by geographic location in the United States, ranging from a low of 5.13% in Mississippi to 58.51% in Hawaii.

     o In 1998, cremation services were chosen for only approximately 23.75% of total deaths in the United States, representing approximately 550,000 cremations.

     o Cremation services are expected account for approximately 25.7% of death services in 2000 and for approximately 38.18% of death services in 2010 (based on a 5 year compound average growth rate).

     o The demand for cremation services as a percentage of death services grew on average approximately 5% over the last ten years from 1989 to 1998 and approximately 3.8% over the last five years from 1994 to 1998.

     We cannot assure you that the trend towards cremation will continue or that we will benefit from the growth demand for cremation services, if any. Our business strategy is to provide Pre-Need and At-Need cremation services. A decline in the demand for such services may have a material adverse affect on our business and our results of operations.

Competition

     The death care industry in general is fragmented, comprised of mostly family owned businesses and small independently-owned chains of death care service providers. Currently, there are four publicly traded companies in the death care services industry that have pursued consolidation and aggressive growth strategies. The major corporate competitors in the death care industry now include Service Corporation International, Loewen Group Inc., Stewart Enterprises, Inc., and Carriage Services, Inc.

     The competitive  factors in the death care service industry include,  among
other                                                                    things:

     o    inter-family   loyalty  to  established,   local  death  care  service
          providers;

     o    consumer price sensitivity for death care services;

     o    consumer demand for personalized service;

     o    demand for qualified personnel and management;

     o    consolidation in the industry;

     o    high fixed costs for facilities; and

     o    regulatory compliance costs.

     Generally, existing death care service providers may have competitive advantages based on established local reputations, local ownership and management, brand loyalty and existing capital facilities. The larger publicly traded death care service providers generally compete on the basis of price and service, and dedicate a significant amount of their resources on acquiring established death care service providers in local and regional markets. They are generally well capitalized and can achieve certain efficiencies through their integrated marketing, management and administration structures.

     We intend to compete by focusing on the Pre-Need cremation segment of the death care industry. We believe that we can effectively market cremation services on a Pre-Need basis by offering a lower cost alternative to burial funerals. We do not intend to offer traditional funeral services and, therefore, do not intend to compete with traditional funeral service providers.

     We cannot assure you that we will effectively compete against local existing death care service providers or corporate consolidations. Many of these competitors offer a full range of death care services, including cremation services and Pre-Need service plans. Several of these competitors also have significantly greater financial and other resources than us and have long established reputations in the markets they serve.

The Neptune Society Business

     Our business strategy is to pursue revenue and growth opportunities in the cremation sector of the death care service industry. We operate all our locations under one nationally branded name, "The Neptune Society," and offer only cremation services and products related to cremation services. We do not intend to evolve into a traditional funeral burial services company and do not intend to compete directly with the larger corporate consolidators in the death care service industry by providing burial services.

Services

     Our primary business is marketing and administering Pre-Need and At-Need cremation services in California, Florida and New York. On December 31, 1999, we acquired the operations of a crematory in Spokane, Washington and intend to begin marketing and administering Pre-Need and At-Need cremation services in Washington beginning in the first quarter 2000. We also operate a crematory in Los Angeles, California, and a telemarketing call center in Tempe, Arizona.

     The Neptune Society Pre-Need Program

     We started our Pre-Need program in 1988. The program allows individuals to pre-arrange a cremation funeral service for a guaranteed fixed price. The program is designed to eliminate as much of the emotional and financial burden as possible for the members' heirs and successors.

     Since we began our Pre-Need program, approximately 70,000 individuals have become members of our Pre-Need program, some of which have since died or cancelled their membership. As of December 31, 1999, we had approximately 52,000 active Pre-Need members. We spend approximately 40% of the Pre-Need services payments collected from each member immediately to cover the cost of merchandise, which is either delivered to the member or is stored by us until the member's death. We deposit the balance of the payments to a trust fund, which is administered by us in accordance with applicable state regulations. See "Industry Regulation - Pre-Need Trust Fund."

     The Neptune Society At-Need Programs

     We also provide cremation services to non-members on an At-Need basis. These services are generally less expensive than burials. We provide a full range of cremation services and handle all aspects of the deceased cremation needs according to the decisions and plans of the decedent's heirs, including service planning, optional services for scattering remains, and delivery of remains to family members.

     The Neptune Society Registration Service

     We offer a registration service that allows individuals to record and register their request to be cremated, and we maintain a record of information necessary for us to provide cremation services at the time of death.

     Crematory Services

     We operate a crematory in Los Angeles, California, and recently acquired a crematory in Spokane, Washington. We also use the services of third-party crematories in other areas of the United States to service our Pre-Need and At-Need programs in those areas.

     Other Services and Products

     We believe that we can increase the revenues of our existing operations by offering premium services and products, including, for example, higher quality urns and caskets, memorialization options, and chapel hire for traditional memorial services. Based on our experience, we believe approximately 10-15% of individuals will purchase a premium urn if a selection is available and displayed at the time of the purchase decision, and approximately 75% of individuals will purchase a premium urn following suggestion by a counselor.

     With the exception of our Fort Lauderdale office, our current offices do not have the facilities to offer premium or upgraded services and products. We intend to offer the full range of premium services and products by installing fixtures to display a selection of urns and caskets and to build chapels in each of its existing locations.

Pricing

     We define our pricing strategy as a simple, dignified and economical alternative to traditionally more expensive and elaborate funerals and burials. Our strategy is to maintain a simple product and pricing structure to assist customer decision making. For example:

     o    Our current membership fee for registration is $25.

     o    Our current basic cremation service costs approximately $1,300.

     o We currently charge 8% interest on outstanding amounts for our extended payment plans.

     o We offer a travel plan to Pre-Need members for $200-$300, which guarantees service coverage throughout the continental United States.

     We include services, such as burial at sea, rose garden scattering and delivery of remains to family members in the cost of our standard services.

     Our cremation services are generally less expensive than traditional funeral services.

Facilities

     Our offices have been generally located in clusters within a given geographic area. We believe that clustering offices in the geographic areas we serve may provide us with opportunities to share personnel, vehicles and other resources, reduce per location operating and administrative costs reductions and implement integrated marketing programs.

     We currently have locations in California, Florida, New York and Washington State. See "Properties."

     We believe that we can acquire existing cremation service providers with established market presence as an avenue of growth. The cremation segment within the death care industry is highly fragmented, and we believe that there are many small owner-manager operations throughout North America which are possible acquisition targets.

     We intend to acquire cremation services companies with existing operational licenses and offices with At-Need operations. Our strategy is to acquire such operations in states with large population centers where cremation rates are 25% to 50%. Based on our experience, we anticipate that very few acquisition targets will have established a prearranged sales program, thus enabling us to institute our Pre-Need program.

     We also intend to grow by establishing new offices. We intend to apply specific selection criteria when evaluating new locations, including:

     o    areas with a higher than average death rate;

     o    forecasted growth in cremation rates; and

     o    favorable trust laws.

     Our management is currently investigating locations in Texas, Illinois, Pennsylvania, Michigan, Indiana, Connecticut, New Jersey, Ohio, Massachusetts and Washington. All of these States are highly populated and have current cremation rates that range from 15% to 25%. We intend to review and assess the need for the construction and operation of additional crematories based on the demand for cremation services in a particular geographic region. It is anticipated that our crematories will have the capacity to service our own needs and the needs of other agencies, potentially increasing our operating efficiencies.

     We cannot assure you that we will acquire any additional death care service providers or that acquisitions, if any, will result in increased operating efficiencies or revenues to us.

Marketing

     We currently market our services in all locations under the name "The Neptune Society." Our marketing strategy is focused on maintaining and further developing the strength of our brand name and creating consumer awareness of its death care services and products. We promote our death care services and products using targeted advertising campaigns, including, for example:

     o Biweekly newspaper advertisements in the LA Times, Santa Barbara News, San Luis Obispo News, Tampa Tribune, St. Petersburg Times, Ft. Lauderdale Sun-Sentinel, Palm Beach Post, New York Post and New York Newsday;

     o Large advertisements in the Yellow Pages servicing the regions in which we have operations;

     o    Local television and radio advertisements; and

     o A Web site providing up-to-date, on-line information related to our death care services and products.

     We market our Pre-Need programs using a combination of sales and direct marketing programs to generate sales.

     Direct Mail: We use a monthly direct mail campaign to generate leads. We currently mail approximately 3.6 million pieces of direct mail marketing materials per year in the geographic areas we serve. We generally receive a response rate of approximately 1% from our direct mail campaigns. We anticipate we can sell Pre-Need plans to approximately 30% of these leads through our direct sales efforts. We are planning to integrate and improve the performance of our marketing strategy by introducing new automated systems to decrease mailing costs and manage increased primary lead generation. We intend to increase our direct marketing sales forces in Florida and New York.

     Telemarketing: We established a telemarketing center in Tempe, Arizona, which is staffed by 12 telemarketers. Our current telemarketing program is targeted at primary leads who have responded to our direct mail campaigns. We anticipate that telemarketing will become an integral part of our plan to increase the number of Pre-Need plans we sell to leads generated by our direct mail marketing campaign.

     The goal of our telemarketing strategy is to double the sales of our Pre-Need plans resulting from direct mail leads, which is currently approximately 7,000 Pre-Need plan sales per annum. Based on our research of the telemarketing industry, we believe we can achieve this goal by using our call center as a convenient forum for providing information to potential members and for setting appointments for our sales consultants. Our call center is anticipated to allow us to consolidate our telemarketing efforts and appointment scheduling of our sales consultants in one centralized location. We believe this will allow us to implement a uniform telemarketing and promotional strategy using professional telemarketers. We anticipate that will relieve our sales consultants of some of their prior administrative duties, which may facilitate an increased number of sales calls and increase our sales productivity. We cannot assure you that we will successfully implement our telemarketing programs or that the number of Pre-Need plans we sell to leads generated by our direct mail marketing campaign will increase as a result of our call center.

     Personal Sales: We use commissioned sales consultants to sell Pre-Need contracts. Each of our Pre-Need sales offices has a sales manager who recruits, trains and engages sale consultants. These sales consultants are provided leads generated from our direct mail campaigns and telemarketing efforts, and they meet with potential clients individually to determine the service needs of the individual. The sales consultants are paid on a commission basis according to the type of plan sold and the method of payment selected by the customer. A majority of our sales consultants perform services in California and have worked with our subsidiaries for over four years.

     Internet Web Site: We retained the services of a New York based consultancy and web development company that specializes in building Internet-based businesses, to assist us in developing a fully integrated and comprehensive web site targeted at the baby boomer generation. We believe that the aging of the baby boomers, who have only recently begun to turn 50, represent a significant opportunity to expand its business. Baby boomers are one of the fasting growing segments of Internet users. We launched our web site on September 30, 1999, and consumers may purchase Pre-Need plans on-line. We plan to develop other services and content for its web site to enhance its on-line offerings.

Industry Regulation

Death Care Service Industry Regulation

     The funeral service industry is regulated primarily on a State by State basis with all jurisdictions requiring licensing and supervision of individuals who provide funeral-related services. All jurisdictions also regulate the sale of Pre-Need services and the administration of any resulting trust funds or insurance contracts. In addition, concerns regarding lack of competition have led a few jurisdictions to enact legislation designed to encourage competition by restricting the common ownership of funeral homes, cemeteries and related operations within a specific geographic region.

     Our operations must also comply with federal legislation, including the laws administered by the Occupational Safety and Health Administration, the Americans with Disabilities Act and the Federal Trade Commission ("FTC") regulations. The FTC administers the Trade Regulation Rule on Funeral Industry Practices, the purpose of which is to prevent unfair or deceptive acts or practices in connection with the provision of funeral goods or services.

     On February 25, 1998, the State of California issued an interim suspension order against the operations of our funeral and crematory business in California pursuant to California's Business and Profession Code for failure to comply with appropriate storage procedures. On May 6, 1998, we entered into a Stipulation and Settlement and Decision which ordered that our then controlling shareholder, Emanuel Weintraub, would sell his interests in the company and cease all management or control, directly or indirectly, of any funeral or cremation activities licensed by the State. In addition, we were ordered to have its crematory facilities inspected and not to accept any cases beyond its ability to handle appropriately. In particular, we were ordered to demonstrate compliance with the requirements for storage facilities pursuant to the State's Business and Professions Code and to be subject to random inspections.

     In compliance with the stipulation, Mr. Weintraub sold The Neptune Group of Companies to Neptune of America, and on April 9, 1999, we applied for an assignment of licenses in connection with closing of the sale of the business. California approved the assignment, subject to amending the Stipulation and Settlement and Decision to incorporate a requirement for us to complete audits of the Pre-Need trust funds pursuant to the Business and Profession Code, to comply with all other requirements for licensure, and to be placed on probation for a period of three years. If we fail to comply with the terms and conditions of the Stipulation and Settlement and Decisions and the amendments thereto, the State of California retains the right to remove the stay on the prosecution under the interim order rendered on February 25, 1998.

Pre-Need Trust Fund

     Payments received by us for Pre-Need services are held in trust. The trust funds are maintained by financial institutions in accordance with the laws of the state in which the Pre-Need program is sold. At September 30, 1999, the balance of the trust fund was approximately $33.4 million with over 52,000 active members. We anticipate that the Pre-Need trust fund may increase to approximately $100 million by 2004 if the trend toward cremation services continues and we successfully implement our growth strategy as planned. We cannot assure you that we will successful increase our Pre-Need membership to levels that would result in a growth the Pre-Need trust or that the Pre-Need trust will not decline as a result of increased death rates of our membership.

     Although applicable laws vary from state to state, typically we can retain a percentage of the proceeds from the sale of each Pre-Need contract to defray costs related to the sale, and the balance of proceeds is deposited in trust. In most states, we are not permitted to withdraw principal or investment income from such trusts until the time the cremation service is fulfilled. Earnings on the trust funds increase the amount of cash received by us at the time the cremation service is performed and historically have allowed is to adequately cover the inflationary increase in costs of cremation services.

     While direct marketing costs and commissions incurred with the sale of Pre-Need programs are a current use of cash, such costs are deferred for financial reporting purposes and recognized over the number of years that approximates the expected time to fulfilment of contracts. Deferred proceeds from the sale of Pre-Need programs are not recognized as revenue until the time the funeral service is performed.

Personnel

     At September 30, 1999, we employed approximately 109 people comprised of 43 commission sales people, 40 full time counselors and mortuary personnel and 12 administrative personnel at our corporate offices. In November 1999, we hired 14 employees to staff our call center in Tempe, Arizona. Management believes that our relationship with our employees is good. None of our employees are members of collective bargaining units.

History of the Neptune Society

     We began our operations in the death care industry in 1973, and operated as a private company until we acquired and reorganized the company in April 1999. In 1992, we acquired

Heritage Alternatives, Inc., a crematory located in Los Angeles, California. We agreed to pay to the former owners of the business $10 to $15 per cremation until March 1, 2003.

     In April 1999, we, through our subsidiary Neptune of America, acquired Neptune Management, Heritage Alternatives and various limited partnerships that conducted business as the "Neptune Society" in California, Florida and New York. In connection with the acquisition, we paid the Emanuel Weintraub Inter Vivos Trust, Jill Schulman, Stanley Zicklin, Marvin Falikoff, Helen Kramer, Milton Kramer, Paul Shields, Nancy Leferman, Norman Leferman, Sam Perlow, Joan Perlow, Stuart Solomon, Marilyn Tenzer, Arlene Zicklin, Linda Stark, Ted Boock, Marlene Burdman, James Freedman, Freedman Family Trust, Dennis Family Trust-Leo Robert and Lorraine Dennis, Leo Robert Dennis-IRA Smith Barney, Dennis Family Trust-Ron Dennis, Dennis Family Turst-Richard and Jessica Dennis, JPS Associates, Marcia Deifik, Connie King, Herm Warme, Jon Warme, Judith Glaser, Steve Brown, Irving Steinfield, Steve Schwartz, Zorinee Schwartz Mervyn Kalman, Jerry Lertzman, and RER, the former owners of Neptune Management, Heritage Alternatives and the various operating entities, a total of $1,000,000 in cash and issued them a total of 1,000,000 shares of our common stock. In addition, our subsidiary, Neptune of America, issued to the former owners two promissory notes in the amounts of $19,000,000 and $2,000,000, respectively, which we guaranteed. These notes are secured by the assets and business of Neptune Management and Heritage Alternatives. As of January 5, 2000, we have repaid $9,245,000 on the promissory notes.

     In connection with the acquisition, we entered into a three-year consulting agreement with Emanuel Weintraub, the founder and former President and CEO of Neptune Management and Heritage Alternatives. Pursuant to the terms of the consulting agreement, we agreed to pay Mr. Weintraub $1,000,000 over the three-year term of the agreement. See "Certain Relationships and Related Transactions."

     On December 31, 1999, we acquired all of the assets of the business of Cremation Society of Washington, Inc. in Spokane, Washington pursuant to the terms of an asset purchase agreement dated December 31, 1999. Under the terms of the agreement, we agreed to pay Cremation Society of Washington, $500,000 in cash and to issue it 22,727 shares of our common stock. In addition, we agreed to pay Cremation Society of Washington the following amounts:

     o on or before March 2, 2001, (i) 3% of gross revenues and (ii) 12.5% of the earnings before income tax, depreciation and amortization ("EBITDA") of the Cremation Society of Washington during the twelve month period ending December 31, 2000;

     o on or before March 2, 2002, (i) 2.75% of gross revenues and (ii) 12.5% of EBITDA of the Cremation Society of Washington during the twelve month period ending December 31, 2001;

     o on or before March 2, 2003, (i) 1% of gross revenues and (ii) 7.5% of EBITDA of the Cremation Society of Washington during the twelve month period ending December 31, 2002; and

     o on or before March 1, 2004, (i) 1% of gross revenues and (ii) 7.5% of EBITDA of the Cremation Society of Washington during the twelve month period ending December 31, 2003.

     We agreed to pay an additional $125,000 in cash or additional shares of our common stock, at the option of Cremation Society of Washington, if the average trading price of our shares for the 30 day period from December 1 to December 31, 2000 declines below $5.50 per share. We also agreed to pay a bonus equal to 10% of EBITDA of the Cremation Society of Washington to Cremation Society of Washington during each of the twelve month periods ending December 31 after December 31, 2004, provided that John C. Ayres, the founder and sole shareholder of Cremation Society of Washington, and/or Charles S. Wetmore, the general business manager of Cremation Society of Washington, continue to be employed by us. In connection with our acquisition of Cremation Society of Washington, we entered into an employment and non-competition agreement with Mr. Wetmore and issued Mr. Wetmore 22,727 shares of our common stock as consideration for entering into such agreement.


RISK FACTORS

     We have included information in this Registration Statement that contains "forward looking statements." Our actual results may materially differ from those projected in the forward looking statements as a result of risks and uncertainties. Although we believe that the assumptions made and expectations reflected in the forward looking statements are reasonable, we cannot assure you that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. An investment in our securities is speculative in nature and involves a high degree of risk. You should read this Registration Statement carefully and consider the following risk factors.

     We will not be able to execute our business strategy to acquire existing crematory service providers unless we have additional financing available in the event our shares are not accepted as consideration for future acquisitions.

     Our business strategy is to grow through acquisitions of cremation service providers, open new offices and increase the performance of our existing operations. We may finance future acquisitions through bank indebtedness, cash from operations, issuing common stock or other securities, or any combination of these. In the event that our common stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept our common stock or other securities as part of the consideration for the sale of their businesses, we may be required to use more of our cash resources or incur substantial debt in order to finance future acquisitions. If we do not have sufficient cash resources, our ability to make acquisitions could be limited unless we are able to obtain additional capital through debt or equity financings. We cannot assure you that we will be able to obtain the financing we will need in the future on terms we deem acceptable, if at all.

We will  not be able to  execute  our  business  strategy  to  acquire  existing
crematory   service   providers  unless  we  are  able  to  effectively   target
acquisitions in a competing environment.

     We cannot assure you that our current management, personnel and other corporate infrastructure will be adequate to effectively target acquisitions and then integrate them into our business without substantial costs, delays or other operational or financial problems.

     In terms of selecting acquisition targets, we will be competing with several publicly held North American death care companies, including Service Corporation International, Stewart Enterprises, Inc. and Carriage Services, Inc. Each of these other companies has greater financial and other resources than us and are actively engaged in acquiring death care service providers in a number of markets. These competitors generally target full service funeral homes and cemeteries for acquisition. Because we are seeking to acquire only cremation service providers, we limit the number of potential acquisition targets available to us and consequently may not be able to execute our business acquisition strategy.


We may not be a profitable business unless we are able to fully integrate our business acquisitions into our existing infrastructure.

     Assuming that we are successful in completing acquisitions, we may not be able to effectively integrate them into our business due to the geographic disparity of management personnel and the cost of centralizing operations in our California head office. Part of our acquisition strategy will be to retain key employees at locations acquired and our failure to do so may result in a decline in the performance of the continuing operations at those newly acquired locations. We may also experience increased costs related to the hiring and training of new personnel, which may adversely affect our ability to operate our newly acquired locations on a cost-effective basis.


A decline in death rates may impair our ability to be profitable in the future.

     As we continue to see improvements in technology related to health care that may prolong life expectancy, we may experience a decline in expected death rates. Such a decline, coupled with our current business strategy to expand through acquisitions and increased performance of our existing operations, may result in a decrease in the demand for our cremation services and adversely affect our ability to maintain profitability. A decline in demand and revenues together with increased costs resulting from our acquisitions may result in declines in profitability or losses.


A decline in the choice of cremation rather than burial services may impair our ability to be profitable in the future.

     Our business strategy is premised on the current trend in the death care industry where consumers are selecting cremation services over the more traditional burial services. We may be unable to achieve the growth in our revenues necessary to operate profitably as we expand our operations and increase our marketing and sales efforts. Our acquisition strategy is expected to increase our costs of operations and a decline in the number of cremation services may result in a decrease in our revenues, which may result in a decline in our profitability and losses.

Our ability to execute our business plan is predicated on our ability to retain key personnel with experience in business acquisitions and in the death care industry.

     We depend to a large extent upon the abilities and continued efforts of Marco P. Markin, our President and a director, and Gary R. Loffredo, a director and the President of Heritage Alternatives Inc., to provide overall decision making in targeting and negotiating terms of acquisitions. We may incur additional acquisition costs and delays in our expected growth should we lose these key personnel. In addition, our success is also determined by offering quality Pre-Need and At-Need cremation services, which are supervised by our senior management team. The loss of the services of the key members of our senior management could have a material adverse effect on our continued ability to compete in the death care industry through delivery of quality services to consumers.


In the event that we are not able to comply with the substantial regulation in which we operate, we may be subject to business operation closures, fines and penalties.

     The death care industry is subject to regulation, supervision and licensing under numerous federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, Pre-Need sales of cremation products and services and various other aspects of our business. The impact of such regulations varies depending on the location of our offices and facilities and failure to comply with such regulations may result in business closures, fines and penalties; all of which may effect the profitability of our business.

     From time to time, states and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the death care industry and in particular our ability to be profitable. For example, some states and regulatory agencies have considered or are considering regulations that could require more liberal refund and cancellation policies for Pre-Need sales of products and services, prohibit door-to-door or telephone solicitation of potential customers, increase trust requirements and prohibit the common ownership of funeral homes and crematoriums in the same market. If adopted in the states in which we operate, these and other possible proposals could have a material adverse effect on our profitability as we would be required to refund more Pre-Need sales than we are presently required to refund.


Any substantial sale of our common stock or even the possibility of such sales may decrease the market price of our common stock due to the insufficient demand for the common stock being or proposed to be sold.

     As of January 5, 2000, we had 13,195,453 shares of common stock issued and outstanding. Any substantial sale of our common stock or even the possibility of such sales occurring may have an adverse effect on the market price of our common stock should the corresponding demand for the common stock be limited.


Your investment in our shares may be diluted in the event that we may be required to sell additional common stock or parties may exercise options and warrants.

     We have an aggregate of approximately 1,800,000 shares of our common stock reserved for issuance to our employees, directors and consultants under our option plan. We have also issued warrants exercisable to acquire up to 675,000 shares of our common stock at a price between $5.21 and $6.25 per share. We also granted options exercisable to acquire up to 853,500 shares of our common stock at $5.875 per share to our employees, officer, directors and sales consultants. Holders of the options and warrants are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the options. This will increase the supply of common stock and dilute your investment in our shares. However, we cannot assure you that such options will be exercised. Further, while the options are outstanding, our ability to obtain additional financing on favorable terms may be adversely affected as investors may not invest given the possibility of dilution through exercise of options.


In the event that your investment in our shares is for the purpose of deriving dividend income or in expectation of an increase in market price of our shares from the declaration and payment of dividends, your investment will be compromised because we do not intend to pay dividends.

     We have never paid a dividend to our shareholders and we intend to retain our cash for the continued development of our business. We do not intend to pay cash dividends on the common stock in the foreseeable future. As a result, your return on investment will be solely determined by your ability to sell your shares in a secondary market.


You may not be able to attract broker-dealers from effecting transactions in our shares because our shares are considered penny stocks and are subject to the penny stock rules.

     The additional sales practice and disclosure requirements imposed upon brokers-dealers pursuant to penny stock regulations under the Securities Exchange Act of 1934, as amended, may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market. These impose substantial requirements on broker-dealers and effect transactions in penny stocks, non-NASDAQ shares with a market price of less than $5.00, including requirements to assess the suitability of the purchaser and to make monthly disclosures to the purchaser.


Our ability to be profitable is premised on our ability to compete effectively in a highly competitive industry.

     The death care service industry is intensely competitive and rapidly evolving with the consolidation efforts of our competitors. Unless we can be competitive, we will lose revenue to our competitors and not be able to be profitable. Our competitors are small independent death care service providers and large publicly traded companies, including Carriage Services which owns or operates more than 176 funeral homes and over 38 cemeteries in the United States, Service Corporation International, which operates more than 3,700 funeral service locations worldwide, and Stewart Enterprises, Inc., which owns and operates over 700 funeral homes and cemeteries worldwide. These competitors also offer cremation services that compete directly with our services and products. We also compete on the local basis to provide services in each community it serves with service providers that have established reputations and long histories of operations.

ITEM 2.   SELECTED FINANCIAL INFORMATION

     Set forth below is certain of our selected combined financial and operating information for nine month period ended September 30, 1999 and September 30, 1998, and the three years ended December 31, 1998, 1997 and 1996. The selected combined financial information is derived from our combined financial statements for such periods. The information set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Conditions and Results of Operations and our Combined Financial Statements and Notes thereto.

     The financial results for the years ended December 31, 1998, 1997 and 1996 include the acquisition by Neptune of America of its operating subsidiaries effective March 31, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information on the acquisition.

                                     NINE MONTHS ENDED SEPTEMBER
                                                 30                               YEAR ENDED DECEMBER 31
                                    ------------------------------    -----------------------------------------------
                                        1999             1998             1998             1997             1996
                                    ------------     ------------     ------------     ------------     ------------
                                           (in thousands,                             (in thousands,
                                    except per share information)             except per share information)
Revenue                              $  7,689         $  6,167         $  8,438         $  9,757         $  9,043
Gross Profit                         $  3,960         $  2,595         $  3,566         $  5,071         $  4,054
Net Income (Loss)                    $    939         $   (825)        $   (948)        $  1,400         $  1,619
Net Income (Loss) per share,         $   0.08         $  (0.07)        $  (0.08)        $   0.12         $   0.13
basic and diluted

                                                AT SEPTEMBER 30                       AT DECEMBER 31
                                                     1999                         1998               1997
                                       ---------------------------------     ---------------------------------
                                                (in thousands)                        (in thousands)
                                       ---------------------------------     ---------------------------------
Working Capital                                $       (16,568)               $      (32)         $    1,317
Total Current Assets                           $           774                $      835         $    2,008
Total Property and Equipment                   $           303                $      218         $      267
Prearranged Cremation Contracts                $        33,401                $   32,055         $   30,172
Total Current Liabilities                      $        17,342                $      867         $      691
Deferred Prearranged Cremations                $        33,401                $   32,055         $   30,172
Stockholders' equity                           $        13,560                $    7,982         $    9,091


Management's Discussion and Analysis of Financial Condition and Results of Operations

     We sell prearranged cremation services and merchandise under contracts that provide for the delivery of the services at the time of death. Approximately 40% of the contract price is recognized as revenue by us at the time of entering into the contract to cover the cost of delivered merchandise and the contract procurement costs. The remaining 60% is recorded as deferred revenue on the Balance Sheet and recognized as income at the time of death or fulfillment.

     The portion of the revenue that is deferred, is placed in a trust fund to be administered by us and released at the time of death. This revenue plus trust earnings covers the cost of performing the services provided for in the contract. The market value of the amounts held in trust is disclosed as prearranged cremation contracts on the Balance Sheet.

     Commissions and direct marketing costs relating to the prearranged cremation services and merchandise sales are accounted for in the same manner as the revenue to which they relate. Where revenue is deferred, the same proportion of the commissions and direct marketing costs are deferred and disclosed as deferred contract procurement costs on the Balance Sheet. The costs are expensed in the period when the contract is fulfilled.

     In addition, we perform cremation services for non-members on an At-Need basis. This revenue is recorded at the time of performing the service.

     Additional revenue earned by us includes a management fee up to a maximum of 4% of the trust funds on prearranged cremation contracts in California and an 8% finance charge on prearranged contracts purchased on an installment plan in California.

     We provide a full range of cremation services. In California, we operate the Heritage Crematorium located in Los Angeles which handles our cases in southern California. In Florida and New York, we contract our cremations to third party crematories. On December 31, 1999, we acquired the operation of a crematory in Spokane, Washington, and we intend to begin marketing and administering Pre-Need and At-Need services in Washington during the first quarter of 2000. Volume and contracting costs dictate when it becomes economically feasible for us to establish our own crematorium in any given location.

Nine Month Period Ended September 30, 1999 Compared to the Nine Month Period Ended September 30, 1998:

Results of Operations

     Revenues

     Cremation services revenues were $6,191,599 for the 9 month period ended September 30, 1999, compared to $5,405,980 for the same period in 1998, a 14.5% increase. On February 25, 1998, our California operations were suspended for March and April pursuant to a Department of Consumer Affairs order in connection with our failure to comply with appropriate storage procedures at our crematory facility. As a result, we lost two months of revenue in 1998 compared to the full nine months being operational in 1999. See Item 1 "Death Care Service

Industry Regulation." In the nine month period ended September 30, 1999, we also recognized revenue of $525,224 from the liquidation of a merchandise trust fund. We had originally established the trust fund to pay for merchandise; however, California state regulators required us to liquidate this fund and actually purchase and deliver the merchandise to our customers at the time that the contract for the Pre-Need service is made. We recorded revenue during the nine month period ended September 30, 1999 pursuant to the terms of the trust agreement, which entitled us to release the funds during the period. We believe that our increase in revenue for 1999 over 1998 is not an accurate indicator of growth in our business due to the closure of our operations in 1998 and due to the non-recurring item resulting from the liquidation of the merchandise trust fund.

     In California, we earn a management fee up to a maximum of 4% of the trust funds on Prearranged Cremations Contracts. In addition, we earn an 8% finance charge on Pre-Need contracts purchased on an installment plan. Revenues earned from these sources were $971,910 in 1999 compared to $760,787 in 1998, a 28% increase. The increase is attributable to a higher percentage of contracts sold on an installment basis and the increase in the value of the trust funds.

     As of September 30, 1999, we maintain a trust fund with a market value of approximately $33.4 million for approximately 52,000 active members in our Pre-Need programs, compared to approximately $32 million at September 30, 1998. The increased value in the trust fund is a result of the general economic growth and our investment of the funds in public markets. We anticipate that our trust fund may grow to approximately $100 million by 2004 based on our efforts to increase membership in our Pre-Need plans and general economic growth. We cannot assure you that we will successfully increase membership or that our management of the trust fund will result in appreciation in value.

     Costs and Expenses, and Gross Profit

     Direct costs and expenses were $3,728,806 for the 9 month period ended September 30, 1999, compared to $3,571,371 for the same period in 1998, a 4.4% increase.

     The gross profit percentage (excluding the non-recurring items) in 1999 is 47.9%, compared to 42.1% in 1998. The reduced margin in 1998 was a result of higher than normal direct costs due to the effect of contracting third party mortuaries for the fulfillment of its Pre-Need contracts during the period of closure in California. Our crematory in California is currently operating and we anticipate our gross profit percentage to remain stable at approximately 50%-55%.

     Other expenses

     General and administrative expenses were $1,404,959 for the 9 month period ended September 30, 1999, compared to $936,597 for the same period in 1998. General and administrative costs were lower than expected during the 9 month period ended September 30, 1998 because our California operations were temporary suspended by regulatory action. During the same period in 1999, general and administrative expenses increased as our California operations were operational and we incurred additional expenses related to restructuring our business operations and corporate structure.

     Depreciation and amortization has increased to $308,839 in 1999 from $38,046 in 1998 due to a charge of $288,375 to amortization of goodwill arising from The Neptune Society, Inc. acquiring the various limited partnership's and private corporations operating as the Neptune Society.

     Professional fees of $380,183 in the 9 month period ended September 30, 1999 and $603,204 in 1998 are not considered indicative of our ongoing costs. We incurred unusually high legal fees defending ourselves against proceedings by the Department of Consumer Affairs, Funeral and Cemetery Division. All such proceedings and actions by the Department have now been settled. See Item 1 "Death Care Service Industry Regulation."

     During the period up to March 31, 1999, the business of the Neptune Society was operated as private companies and partnerships. As such the compensation of the principal shareholder and partner was discretionary. In the 3 month period ending March 31, 1999, these costs amounted to $513,091 and in the 9 month period to September 30, 1998 $1,842,721. As of April 1, 1999, the consulting fee of the former principal shareholder is $333,333 per annum for three years. This cost is included in general and administrative expenses.

     Net Income

     Net income for the 9 month period ended September 30, 1999 was $939,093, compared to a loss of $825,172 for the corresponding period in 1998. This loss in 1998 resulted from unusual expenses for the period as described above. We anticipate that net income will remain at levels achieved during the 9 month period ended September 30, 1999.

Fiscal 1998 Compared to Fiscal 1997

Results of Operations

     Revenues

     Cremation service revenues were $7,468,853 for the year ended December 31, 1998 compared to $8,838,854 in 1997, a 15.5% reduction. The reduction in revenues was primarily due to our California locations being closed by The Department of Consumer Affairs, Funeral and Cemetery Division during March and April of 1998 pending an administrative proceeding. See Item 1 "Death Care Service Industry Regulation." Revenues earned from Trust Fund management fees was $969,300 in 1998 compared to $918,000 in 1998, a 5.6% increase. The increase is attributable to the increase in the value of the trust funds.

     Costs and Expenses, and Gross Profit

     Direct costs and expenses were $4,871,789 for the year ended December 31, 1998, compared to $4,686,244 for the same period in 1997, a 3.81% increase. The gross profit percentage in 1998 is 42.26%, compared to 51.97% in 1997. The 1998 result is not considered a true representation of ongoing operations since we incurred an unusually high level of costs in honoring its Pre-Need contract fulfillment's by contracting the services out to third party mortuaries during the period of closure in California.

     Other expenses

     General and administrative expenses were $1,645,450 for the year ended December 31, 1998, compared to $1,584,750 for the same period in 1997, a 3.8% increase. Professional fees were $668,894 in the year ended December 31, 1998 and $245,033 the year ended December 31, 1997. We were forced to defend ourselves against proceedings by the Department of Consumer Affairs, Funeral and Cemetery Division in 1998 and incurred unusually high legal fees and penalties. All such proceedings and actions by the Department have now been settled. See
Item 1 "Death Care Service Industry Regulation."

     During the years ended December 31, 1998 and 1997, the business of the Neptune Society was operated as private companies and partnerships. As such, the compensation of the principal shareholder and partner was discretionary. In the year ended December 31, 1998, these costs amounted to $2,200,473 and in the year ended December 31, 1997 to $1,840,984.

     Net Income

     The loss for the year ended December 31, 1998 was $948,453, compared to net income of $1,399,843 for the year ended December 31, 1997. The decline in net income for the year ended December 31, 1998 was as a result of lower than anticipated revenues caused by the temporary closure of our California operations.

Fiscal 1997 Compared to Fiscal 1996

Results of Operations

     Revenues

     Cremations services revenues were $8,838,854 for the year ended December 31, 1997 compared to $8,257,161 in 1996, a 7% increase. The increase in revenues was primarily due to increasing sales volume. Revenues earned from Trust Fund management fees was $918,000 in 1997 compared to $786,000 in 1997, a 16.8% increase. The increase is attributable to the increase in the value of the trust funds.

     Costs and Expenses, and Gross Profit

     Direct costs and expenses were $4,686,244 for the year ended December 31, 1997, compared to $4,989,340 for the same period in 1997. The gross profit percentage in 1997 is 51.97%, compared to 44.8% in 1996. The high level of direct costs adversely effected the 1996 gross margin.

     Other expenses

     General and administrative expenses were $1,584,750 for the year ended December 31, 1997, compared to $1,524,484 for the same period in 1996, a 3.9% increase. Professional fees were $245,033 in the year ended December 31, 1997 and $172,619 the year ended December 31, 1996. During the years ended December 31, 1997 and 1996, the business of the Neptune Society was operated as private companies and partnerships. As such, the compensation of the principal shareholder and partner was discretionary. In the year ended December 31, 1997 these costs amounted to $1,840,984 and in the year ended December 31, 1996 to $737,556.

     Net Income

     The net income for the year ended December 31, 1997 was $1,399,843, compared to net income of $1,619,162 for the year ended December 31, 1996.

Liquidity and Capital Resources

     At September 30, 1999, we had current assets of $774,241, including cash and cash equivalents of $513,915, accounts receivable of $224,851 and other current assets of $35,475. Other assets included a Pre-Need trust fund of
$33,401,367. Our total current liabilities were $17,341,867, including $1,327,648 in accounts payable and accrued liabilities, $139,185 due to a former principal shareholder, income taxes payable of $142,802, loans payable of $377,954 and current portions of long-term debt of $15,354,278. We had long-term debt of $1,217,254.

     We had working capital of Cash flows from operating activities of $1,384,623 for the 9 month period ended September 30, 1999. The principal adjustments to net income in arriving at cash flow from operations is to add back depreciation and amortization of $308,839 and a deduction of $584,952 for the net increase in deferred contract procurement costs.

     Cash flows from financing activities during the year ended December 31, 1999 were as follows:

     Equity Financings

     On January 19, 1999, we issued 2,000,000 shares of our common stock at a price of $0.10 per share in a private placement. Attached to each share were four share purchase warrants for an aggregate issue of 8,000,000 share purchase warrants. Each share purchase warrant was exercisable into one common share at a price of $0.10 per share. These share purchase warrants were exercised on April 7, 1999. We received total gross proceeds from the issue of the shares and the exercise of the share purchase warrants of $1,000,000.

     On July 22, 1999, we entered into a private placement Agency Agreement with Standard Securities Capital Corporation for the sale of 1,166,667 shares of our common stock at $6.00 per share for total gross proceeds of $7,000,000. Pursuant to those subscription agreements, we issued 666,666 common shares for gross proceeds of $4,000,000 on August 9, 1999; 223,333 common shares for gross proceeds of $1,340,000 on October 12, 1999; and 260,000 shares for gross proceeds of $1,560,000 on December 30, 1999.

The final 16,667 of the common shares subscribed for by the purchasers will be issued on or before January 31, 2000 for gross proceeds of $100,002. We paid Standard Securities Capital Corporation an agency fee of $140,000 on October 12, 1999, and $270,000 on December 30, 1999, in connection with the transaction and will pay an additional agency fee of $10,000 upon the final closing of the transaction. We initially agreed to provide the subscribers with certain rights with respect to these securities, including registration and reset rights, which were subsequently waived by the subscribers.

     We used $4,000,000 of the gross proceeds of the July 22, 1999 payment to repay part of our promissory notes on August 11, 1999. We used the proceeds from the October 12, 1999 and the December 30, 1999 payments for working capital and the acquisition of Cremation Society of Washington. See "History of the Neptune Society."

     Other Financings

     In consideration for the acquisition of Neptune Management and Heritage Alternatives, we issued two promissory notes totaling $21,000,000, the terms of repayment of which is disclosed in the notes to the financial statements. Subsequent to June 30, 1999, the debt was reduced by $9,245,000. We are obligated to make a payment of $10,000,000 on July 31, 2000 in connection with the promissory notes. We intend to procure the funds required to make the two payments by issuance of convertible debt and equity financing.

     On December 30, 1999, we issued $5,000,000 Convertible Debenture at an interest rate of 13%, of which 6.5% is payable in arrears in monthly installments on the first day of each month in each and every calendar year until the principal amount and all accrued and unpaid interest is paid in full and the remaining 6.5% is payable on the due date, February 24, 2004. The debenture is convertible into 1,000,000 shares of our common stock upon the election of the investor at any time after nine months from issuance to February 24, 2004.

     In addition, we issued warrants exercisable for five years to purchase 200,000 shares of our common stock at an exercise price of $5.21 per share and 200,000 shares of our common stock at an exercise price of $6.25 per share. We have the following obligations under the debenture purchase agreement and the convertible debentures:

     o We granted demand registration rights pursuant to which we agreed to file a registration statement, at our expense, on a Form S-1, Form S-3 or other similar form upon the demand of the purchaser to register the resale of the common stock issued or issuable upon the conversion or exercise of the debenture, the warrant, options or other of our securities owned by the purchaser or any transferee of the purchaser;

     o We granted the purchaser piggy-back registration rights pursuant to which we agreed to register the purchasers' common stock in the event we filed a registration statement, at our expense, to register any of our securities for our own account or for the account of other security holders;

     o We agreed to adjust the number of shares issuable under the convertible debentures and warrants if we issue additional shares of our common stock if (i) we issue shares for less than $5.00 in cash, in which case the debenture shall be convertible at the lower price or (ii) if we issued shares without consideration in a transaction that results in the issuance of shares for consideration of less than $5.00 per share, in which case the debenture shall be convertible at a price adjusted to give effect to the lower value of the share issuance.

     We paid a due diligence fee of $100,000 in connection with the issuance. We used the proceeds of the financings to make the $4,874,216 payment due on January 3, 2000 related to the promissory notes issued to the former owners of Neptune Management and Heritage Alternatives.

     We expect adequate sources of funds to be available to finance our future operations through internally generated funds. We anticipate that we will finance additional acquisitions and growth, in part, by issuing equity and debt securities.

YEAR 2000 DISCLOSURE

     The terms "Year 2000 issue" and "Y2K issue" are general terms used to refer to the business implications of the arrival of the new millennium on operating and information systems and equipment. The Year 2000 issue arises with the change in century and the potential inability of information systems to correctly "rollover" dates to the new century. To save on computer storage space, many systems were programmed with a two-digit century (i.e. December 31, 1999 would appear as 12/31/99) assuming that all years would be part of the 20th century. On January 1, 2000, systems with this programming may have defaulted to 01/01/1900 instead of 01/01/2000, and calculations using or reporting the date may not be correct and errors may arise. If this occurs, information systems need to be updated to ensure they recognize the Year 2000.

     Not only can the millennium bug affect computers - it can also affect countless microprocessors that control systems, operations and equipment of other types, such as telecommunications equipment. A non-compliant system - in other words, a system that will be unable to correctly store, process and retrieve data after the Year 2000 - may shut down, confuse commands or, if it continues running, may make continual latent errors in data entry and organization.

     The Year 2000 problem generally includes any problem caused by (i) computer software incorrectly reading the date "01/01/00" as the year 1900 or another incorrect year; (ii) computer software incorrectly identifying a date in the year 1999 or any year after that; (iii) computer software failing to detect that the Year 2000 is a leap year; and (iv) any other computer software error that is directly or indirectly caused by the problems set forth in (i), (ii) or (iii) above.

     We completed tests of each of our systems on January 3, 2000 to ensure that they will not fail due to the Year 2000 problem. The cost of Year 2000 compliance has been less than $10,000 to date.

     All of our systems functioned properly and no remedial action was necessary. We are continuing to monitor our systems for Year 2000 compliance, and we do not anticipate that any additional remedial action will be required.

ITEM 3.   PROPERTIES

     We lease properties in eleven locations in California, Florida and New York. There are three sales offices in California, three in Florida, and two in New York. Two of the offices in Florida have adjoining chapels for funeral services. We also lease two properties for holding facilities, one of which also stores merchandise inventory and the other has the crematory. We also lease our corporate offices in Florida and Los Angeles. We lease a call center in Tempe, Arizona. All of our leases are on standard terms and conditions, and we do not rely on any one lease for its continuing operations.

     The operations are currently concentrated at the following locations:

                      Summary of our operational locations

Location                     Operation
--------                     ---------
California
   Burbank -Corporate        Administration and operations headquarters
   Burbank                   At-Need sales and administrative office
   San Pedro                 Pre-Need/At Need sales and administrative office
   Santa Barbara             Pre-Need/At-Need sales and administrative office
   Los Angeles - Heritage    Holding facility, crematory and viewing room
   Ventura                   Holding facility and inventory warehouse
   San Bernardino            Inventory warehouse

Florida
   Miami                     Pre-Need/At-Need sales and administrative office
                                and chapel
   Fort Lauderdale           Pre-Need/At-Need sales and administrative office
                                and chapel
   St. Petersburg            Pre-Need/At-Need sales and administrative office

New York
   Long Island Westchester   At-Need sales and administrative office
   Westchester               At-Need sales and administrative office

Washington
   Spokane Pre-Need/At-Need sales and administrative office, holding facility, crematory and viewing room

     We  operate  a  call  center  in  Tempe,   Arizona,   which   conducts  our
telemarketing  programs.


ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

     The following table sets forth our principal (more than 5%) stockholders as of January 5, 2000:


                     Identity of                                             Number of         Percent of
Title of Class     Person or Group                   Addresses              Shares Owned        Class(1)
--------------     ---------------                   ---------              ------------        --------
Common             CCD Commerce Consulting           Glockegasse 4           1,173,333            8.9 %
                                                     4001 Basel
                                                     Switzerland

Common             Officers and Directors                                      810,027(2)(3)      6.1%

(1)  Based on 13,195,453 issued and outstanding shares.
(2)  Directors and named executive officers, as a group, as of January 5, 2000.
(3)  Includes 62,500 common shares issuable upon exercise of warrants.

The following table sets forth the stockholdings, direct and indirect, of our directors and named executive officers as of January 5, 2000:

Name of Director/Officer                                                              Number of Common
or Key Employee                     Address                                           Shares Owned
---------------                     -------                                           ------------
Suzanne L. Wood                     210-580 Hornby St.                                15,000
                                    Vancouver, B.C.  V6C 2B6

Gary R. Loffredo                    102 NE 2nd St, Suite 777                          None
                                    Boca Raton, FL  33432

Gary I. Harris                      102 NE 2nd St, Suite 777                          None
                                    Boca Raton, FL  33432

Marco P. Markin                     100 N. First, Suite 205                           125,000
                                    Burbank, CA  91502

Peter Campbell                      100 N. First, Suite 205                           None
                                    Burbank, CA  91502

Emanuel Weintraub(2)                100 N. First, Suite 205                           588,424
                                    Burbank, CA  91502

Jill Schulman                       100 N. First, Suite 205                           81,603(3)
                                    Burbank, CA  91502


(1) Suzanne Wood has served as Secretary, Treasurer and a Director since December 1998.

(2) Former CEO and President of the Neptune Management and Heritage Alternative Alternatives prior to the acquisition of The Neptune Society. We have retained Mr. Weintraub as a consultant.

(3) This includes 62,500 common shares issuable on exercise of warrants. See "Certain Relationships and Related Transactions."

         We have no knowledge of any arrangements, including any pledge by any person of securities of the Neptune Society, the operation of which may at a subsequent date result in a change in our control.


ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to our current directors, executive officers and key employees. The term for each director and officer expires in October 2000. The ages of the directors, executive officers and key employees are shown as of December 31, 1999.

                                                                                     Director/
Name                                  Position                                       Officer Since           Age
----                                  --------                                       -------------          -----
Marco P. Markin                       President, CEO and Director of each of The     June 1999               35
                                      Neptune Society, Inc., Neptune Society of
                                      America, Inc. (since October) and Neptune
                                      Management Corp. (since June 1999)

Suzanne L. Wood                       Secretary, Treasurer and Director of each of   December 1998           42
                                      The Neptune Society, Inc. and Neptune
                                      Society of America, Inc. (since October 1999)

Gary R. Loffredo                      Director of  both The Neptune Society, Inc.    April 1999              38
                                      (since October 1999) and  Neptune Management
                                      Corp. (since April 1999);  President and
                                      Director of Heritage Alternatives Inc.
                                      (since April 1999)

Gary I. Harris                        Director of The Neptune Society, Inc.          October 1999            58

Peter Campbell                        Chief Financial Officer of The Neptune         June 1999               43
                                      Society, Inc. (since June 1999), The Neptune
                                      Society of America, Inc. (since October
                                      1999) and Neptune Management Corp. (since
                                      June 1999)

Jill Schulman                         Vice President (since February 1991),          February 1991           50
                                      Secretary (since February 1996) and Director
                                      (since February 1992) of Neptune Management
                                      Corp.

                                                                                     Director/
Name                                  Position                                       Officer Since           Age
----                                  --------                                       -------------          -----
Karen Melius                          Vice President of Neptune Management Corp.     April 1999              62

Hara Ahrens                           Vice President of Neptune Management Corp.     February 1990           41


Reginald Duran                        Secretary  and Director of Heritage            June 1999               58
                                      Alternatives, Inc.

     Marco P. Markin - Mr. Markin joined our Company full time as our President and CEO in September 1999. From November 1995 to September 1999 Mr. Markin was the Executive Vice President of TPP Management Inc., a Vancouver, Canada based private investment company focusing on merchant banking, securities and real estate holdings. Prior to that time, from January 1987 to October 1992, Mr. Markin founder and the CEO of Markin Development Group, a real estate development company of multi family apartment buildings and commercial offices. In September 1992, Mr. Markin co-founded a direct marketing company in Canada that was sold to the Financial Post, one of Canada's national financial news-magazines.

     Suzanne L. Wood - Since 1986, Ms. Wood has been the founder and President of Wood & Associate, a Vancouver, Canada based business that provides corporate management services to private and public companies. After graduating with a Masters of Arts degree from the University of British Columbia in Vancouver, Canada in 1980, Ms. Wood joined Revenue Canada Taxation and worked primarily in the Business Audit Division. Ms. Wood is currently a director of Genetronics Biomedical Ltd., a company listed on The American Stock Exchange and the Toronto Stock Exchange.

     Gary R.  Loffredo  - Since  November  1998,  Mr.  Loffredo  has  been  Vice
President of Investment Banking for Banking for BG Capital Group. BG Capital Group is a venture capital and merchant banking firm with offices in Florida and Canada. Prior to joining BG Capital, Mr. Loffredo began his career at Lehman Brothers in New York and Miami where he worked for 12 years. In April 1997, he founded and served as President for a construction company based in Florida. Mr. Loffredo majored in finance, graduating from the University of South Carolina with a Bachelor of Science Degree in 1984.

     Gary I. Harris - Since December 1985, Mr. Harris has been Senior Vice-President in charge of the print division at T.V. Fanfare Publication, an international advertising company. He attended both the University of Toledo and New York University.

     Peter Campbell - In 1978, Mr. Campbell obtained his Bachelor of Commerce from N.S.W. Institute of Technology in Sydney, Australia. He was admitted as an Associate Member of the Canadian Institute of Chartered Accountants in 1990. Since August 1996, Mr. Campbell has operated a private practice providing accounting, managerial and administrative services to a variety of public and private corporations. Prior to that and from August 1993 to July 1996, He was the Corporate Controller for John Fluevog Shoes Ltd., a manufacturer wholesaler and retailer of fashion footwear.

     Emanuel Weintraub - Mr. Weintraub holds a Bachelor of Science Degree from the University of New York and in 1973, he founded the Neptune Society. Since that time has been in the funeral and cremation services business. Mr. Weintraub is a former President and CEO of the Neptune Management and Heritage Alternatives prior to the acquisition by the Neptune Society. Mr. Weintraub is now a Consultant to our company.

     Jill Schulman - Ms. Schulman joined the Neptune Society in May 1992 and in January 1993 obtained her California Funeral Director's license. She has a Bachelor of Arts degree from U.C.L.A. Ms. Schulman is responsible for the administrative aspects of our business.

     Karen Melius - Mrs. Melius is the Vice President Operations, New York. She joined the Neptune Group of Companies in June 1982. Mrs. Melius has a Mortuary of Science degree from the State University of New York at Farmingdale and has a New York State Funeral Director's License.

     Hara Ahrens - Mr. Ahrens is our Vice-President of Operations, Florida. He has been with us since September 1982. Mr. Ahrens has a Bachelor of Arts degree from St. Thomas University in Miami, post graduate education from Miami-Dade School of Mortuary Science, Funeral Director and Embalmer License in Florida and National Board Certification through the Funeral Service Examining Board of United States, Inc. Mr. Ahrens is a member of both the Broward County Funeral Directors Association and the National Funeral Directors Association.

     Reginald Duran - Mr. Duran is our Vice President of Operations, California. Mr. Duran currently is the Executive Officer of the Association of California Cremationists and Oversight Manager at the Heritage Crematorium. He has been employed by us since March 1998. Mr. Duran is also the owner and President of D&B Provisions, Inc., a company that sells cremation products to mortuaries and crematorium. Mr. Duran received certification for the State of California as Crematorium Manager and holds a California Funeral Director's License.

     None of our executive officers or key employees who are related by blood, marriage or adoption to any director or other executive officers, except for Jill Schulman whose father is Emanuel Weintraub.

     To our knowledge, there are no arrangements or understanding between any of our executive officers of Neptune Society and any other person pursuant to which the executive officer was selected to serve as an executive officer.


ITEM 6.   EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth compensation paid to each of the individuals who served as our Chief Executive Officer and our four other most highly compensated executive officers (the

"named executives officers") for the fiscal year ended December 31, 1998 and the estimated compensation to be paid to such named executive officers for the fiscal year ended December 31, 1999. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the "Salary" and "Bonus" columns in the table.

Name and Principal Position                                                     Other Annual
Position                          Year           Salary          Bonus          Compensation
---------------------------  --------------  --------------  -------------  --------------------
Marco Markin                      1999(4)        $40,000          nil              nil
President, CEO and
Director of  The Neptune
Society, Inc.,
Neptune Society of
America, Inc. and Neptune
Management Corp.

Suzanne Wood                      1999(3)            nil          nil                  nil
Former CEO, President, and
Director of The Neptune
Society, Inc.

Emanuel Weintraub,                1999(1)(2)         nil          nil             $771,467
Consultant to Neptune             1998(1)(2)         nil          nil           $2,208,849
Society of America, Inc.

Jill Schulman                     1999           $92,000          nil                  nil
Vice President, Secretary         1998           $92,000          nil                  nil
and Director Neptune
Management Corp.

Larry Miller(5)                   1999          $144,000          nil                  nil
Senior Vice President of          1998          $136,000          nil                  nil
Sales Neptune Management
Corp.

(1) Mr. Weintraub is a former President and CEO of the Neptune Management and Heritage Alternatives prior to the acquisition by the Neptune Society (see
     Item 1 "History of the Neptune Society").

(2) In 1998, Mr. Weintraub received, directly or indirectly, $2,128,473 for management fees, $72,000 in payment of legal fees for personal business and $8,376 for personal use of automobile. In 1999, we expect to pay Mr. Weintraub, directly or indirectly, $513,091 for management fees, $250,000 for consulting services and $8,376 for personal use of automobile.

(3) Ms. Wood was appointed President and Director on December 28, 1998 and was paid no compensation for 1998 and is not expected to be paid any compensation in 1999.

(4) Mr. Markin was appointed as an Officer and Director of our subsidiary companies in April 1999. He was appointed as Neptune Society's President and CEO in October 1999 at an annual salary of $120,000 per year.

(5)  Mr. Miller retired on January 4, 2000.

Options and Stock Appreciation Rights ("SARs")

     We did not grant any stock options or SARs during the most recently completed fiscal year.

Aggregated Option/SAR Exercises in Last Fiscal Year- and Fiscal Year-End Option/SAR Values

     There were no stock options or SARs exercised during the last fiscal year-end, and there were no unexercised options or SARs at December 31, 1998.

Long Term Incentive Plans

     We did not make any long-term incentive awards during the most recently completed fiscal year.

Defined Benefit or Actuarial Plan Disclosure

     We do not provide retirement benefits for the directors or officers.

Compensation of Directors

     Our Directors received no compensation for the fiscal year ended December 31, 1998 and December 31, 1999.

Employment  Contracts  and  Termination  of  Employment  and   Change-In-Control
Arrangements

     We currently do not have any employment contracts with any of the named executive officers.

Report on Repricing of Options/SARs

     We did not have any options or SARs outstanding during the most recently completed fiscal year.

Compensation Committee

     We had no compensation committee (or other board committee performing equivalent functions) during the last completed fiscal year. Emanuel Weintraub, the former President and CEO of Neptune Management and Heritage Alternatives, solely determined the compensation of the directors and executive officers during the last completed fiscal year.

     The entire board of directors, elected in October 1999, will act as the compensation committee for the fiscal year 1999.

Incentive Stock Option Plan

     On October 8, 1999, our shareholders approved the 1999 Stock Option Plan (the "Option Plan") as approved by the Board of Directors on June 1, 1999. The Option Plan provides for the grant of incentive and non-qualified options to purchase up to one million, eight hundred thousand (1,800,000) shares of common stock to our employees and such other persons as the Plan Administrator (which currently is the Board of Directors) may select. The Plan is intended to help attract and retain key employees and such other persons as the Plan Administrator may select and to give such persons an equity incentive to achieve the objectives of our shareholders.

     Incentive stock options may be granted to any individual who, at the time the option is granted, is an employee of the company or any related corporation. Non-qualified stock options may be granted to employees and to such other persons as the Plan Administrator may select. The Plan Administrator fixes the exercise price for options in the exercise of its sole discretion, subject to certain minimum exercise prices in the case of Incentive Stock Options. The exercise price may be paid in cash, certified check or cashier's check. Options will not be exercisable until they vest according to a vesting schedule specified by the Plan Administrator at the time of grant of the option.

     Options are non-transferable except by will or the laws of descent and distribution. Except as otherwise specified by the Plan Administrator or the employee's stock option agreement, vested but unexercised options terminate upon the earlier of: (i) the expiration of the option term specified by the Plan Administrator at the date of grant (generally ten years; or, with respect to Incentive Stock options granted to greater-than ten percent shareholders, a maximum of five years); or (ii) the expiration of ninety (90) days from the date of an employee optionee's termination of employment with the company or any related corporation for any reason whatsoever. Unless accelerated in accordance with the Plan, unvested options terminate immediately upon termination of employment of the optionee by us for any reason whatsoever, including death or disability.

     On December 31, 1999, we granted stock options under the Option Plan to the following persons set forth on the table below:

                              STOCK OPTION SUMMARY
                            THE NEPTUNE SOCIETY, INC.

Name & Address                      # of Shares             Date of Expiry              Exercise Price
--------------                      -----------             --------------              --------------
Bill Bailey(1)                       11,000 shares           Dec. 31, 2002              $5.875
Boris Bagdassarroff(1)               8,500 shares            Dec. 31, 2002              $5.875
Ralph Brown(1)                       8,000 shares            Dec. 31, 2002              $5.875
Diane Citarella(1)                   8,500 shares            Dec. 31, 2002              $5.875
James Dunn(1)                        8,500 shares            Dec. 31, 2002              $5.875
Marty Hoffman(1)                     11,000 shares           Dec. 31, 2002              $5.875
Milt Kramer(1)                       8,000 shares            Dec. 31, 2002              $5.875
Dick Lask(1)                         8,500 shares            Dec. 31, 2002              $5.875
Ron Nilsen(1)                        8,000 shares            Dec. 31, 2002              $5.875

Name & Address                      # of Shares             Date of Expiry              Exercise Price
--------------                      -----------             --------------              --------------
Harvey Tolpin(1)                     11,000 shares           Dec. 31, 2002              $5.875
Toby Trifon(1)                       8,500 shares            Dec. 31, 2002              $5.875
Don Turney(1)                        8,000 shares            Dec. 31, 2002              $5.875
Lynn Weiss(1)                        8,500 shares            Dec. 31, 2002              $5.875
Leon Leonard(1)                      8,500 shares            Dec. 31, 2002              $5.875
Gerald Cave(1)                       8,000 shares            Dec. 31, 2002              $5.875
Jimmie Lykes(1)                      11,000 shares           Dec. 31, 2002              $5.875
Dave Matthews(1)                     8,000 shares            Dec. 31, 2002              $5.875
Tom Russo(2)                         2,000 shares            Dec. 31, 2002              $5.875
June Brisick(2)                      2,000 shares            Dec. 31, 2002              $5.875
Ed Fetscher(2)                       2,000 shares            Dec. 31, 2002              $5.875
John Spinning(2)                     2,000 shares            Dec. 31, 2002              $5.875
Louise Lader(2)                      2,000 shares            Dec. 31, 2002              $5.875
Roger Hendrick(2)                    2,000 shares            Dec. 31, 2002              $5.875
Pilar Hendrick(2)                    2,000 shares            Dec. 31, 2002              $5.875
Jerry Junkersfeld(2)                 2,000 shares            Dec. 31, 2002              $5.875
Bill Closter(2)                      2,000 shares            Dec. 31, 2002              $5.875
Louise Kohlman(2)                    2,000 shares            Dec. 31, 2002              $5.875
Chick Zuckerman(2)                   2,000 shares            Dec. 31, 2002              $5.875
Robert Acosta(2)                     2,000 shares            Dec. 31, 2002              $5.875
Stephen Sperling(2)                  2,000 shares            Dec. 31, 2002              $5.875
Marvin Flam(2)                       2,000 shares            Dec. 31, 2002              $5.875
David Hochstadt(2)                   2,000 shares            Dec. 31, 2002              $5.875
Ted Kohner(2)                        2,000 shares            Dec. 31, 2002              $5.875
Ben Demeo(2)                         2,000 shares            Dec. 31, 2002              $5.875
Edith Lewellyn(2)                    2,000 shares            Dec. 31, 2002              $5.875
Jack Brewster(2)                     2,000 shares            Dec. 31, 2002              $5.875
Joyce Hall(2)                        2,000 shares            Dec. 31, 2002              $5.875
Bud Ober(2)                          2,000 shares            Dec. 31, 2002              $5.875
Tom Grow(2)                          2,000 shares            Dec. 31, 2002              $5.875
Matt Berliner(2)                     2,000 shares            Dec. 31, 2002              $5.875
Bruce Sylvester(2)                   2,000 shares            Dec. 31, 2002              $5.875
Jerome Jaffe(2)                      2,000 shares            Dec. 31, 2002              $5.875
Wayne Miranda(2)                     2,000 shares            Dec. 31, 2002              $5.875
Dawn Wretlund(3)                     15,000 shares           Dec. 31, 2002              $5.875
Karen Melius(3)                      10,000 shares           Dec. 31, 2002              $5.875
Hara Ahrens(3)                       20,000 shares           Dec. 31, 2002              $5.875
Reg Duran(3)                         20,000 shares           Dec. 31, 2002              $5.875
Theresa Zapata(3)                    20,000 shares           Dec. 31, 2002              $5.875
John C. Ayres(4)                     5,000 shares            Dec. 31, 2002              $5.875
Charles S. Wetmore(4)                5,000 shares            Dec. 31, 2002              $5.875
Peter Dobell(4)                      20,000 shares           Dec. 31, 2002              $5.875
Kathryn Williams(4)                  50,000 shares           Dec. 31, 2002              $5.875
Peter Campbell(4)                    10,000 shares           Dec. 31, 2002              $5.875

Name & Address                      # of Shares             Date of Expiry              Exercise Price
--------------                      -----------             --------------              --------------
Gary Harris(4)                       25,000 shares           Dec. 31, 2002              $5.875
Suzanne Wood(4)                      75,000 shares           Dec. 31, 2002              $5.875
Gary Loffredo(4)                     75,000 shares           Dec. 31, 2002              $5.875
Marco Markin(4)                     300,000 shares          Dec. 31, 2002              $5.875

         TOTAL                      853,500 shares

(1) This person is a California Area Sales Representative. 8,000 options are subject to yearly sales quotas as defined and determined by the Neptune Society. Options granted in excess of 8,000 are eligible for vesting upon terms and conditions set forth in the consultant's option agreement.

(2) This person is a Florida Area Sales Representative. 2,000 options are subject to yearly sales quotas as defined and determined by the Neptune Society.

(3) Executive Managers who are eligible to vest on the following basis: 1/3 of options granted immediately; 1/3 of options eligible on first anniversary of option grant; and 1/3 of options are subject to budget and/or sales performance criteria as determined and defined by the Neptune Society.

(4) Executive Managers/Director options are all eligible for vesting on the first anniversary of option grant.


ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Except for the transactions described below, none of our directors, senior officers or principal shareholders, nor any associate or affiliate of the foregoing have any interest, direct or indirect, in any transaction, from January 1, 1998 to date of this Form 10, or in any proposed transactions which has materially affected or will materially affect us.

     Reginald Duran, Secretary and Director of Heritage Alternatives, Inc. is the owner of D&B Provisions, Inc., a company that is in the business of selling cremation products to mortuaries and crematoriums. From January 1, 1999 to November 1, 1999, we made purchases of $2,886 from D&B Provisions, Inc. ($nil in
1998). Further, we have purchased from January 1, 1999 to November 1, 1999, a total of $17,384 ($nil in 1998) in maintenance services from All Furnace Corporation, a company controlled by Mr. Duran's brother.

     On January 19, 1999, Suzanne Wood, one of our former directors and our former President, purchased on a private placement basis, a total of 15,000 common shares and 60,000 share purchase warrants for $1,500. Ms. Wood subsequently disposed of the 60,000 share purchase warrants.

     Also on January 19, 1999, Gary Loffredo, one of our directors and the President of Heritage Alternatives Corp., purchased on a private placement basis, a total of 100,000 shares and 400,000 share purchase warrants for $10,000. Mr. Loffredo subsequently disposed of all of the 100,000 common shares and all of the 400,000 share purchase warrants.

     On January 19, 1999, Marko Markin, our President, CEO and a director, purchased, directly or indirectly, on a private placement basis, a total of 250,000 common shares and 1,000,000 share purchase warrants for $25,000. Mr. Markin subsequently disposed of the 1,000,000 share purchase warrants.

     Effective March 31, 1999, we acquired Neptune Management and Heritage Alternatives from its owners, including Emanuel Weintraub, one of our consultants. In connection with the acquisition, we issued 1,000,000 shares of our common stock to the following persons: Emanuel Weintraub Inter Vivos Trust, Jill Schulman, Stanley Zicklin, Marvin Falikoff, Helen Kramer, Milton Kramer, Paul Shields, Nancy Leferman, Norman Leferman, Sam Perlow, Joan Perlow, Stuart Solomon, Marilyn Tenzer, Arlene Zicklin, Linda Stark, Ted Boock, Marlene Burdman, James Freedman, Freedman Family Trust, Dennis Family Trust-Leo Robert and Lorraine Dennis, Leo Robert Dennis-IRA Smith Barney, Dennis Family Trust-Ron Dennis, Dennis Family Turst-Richard and Jessica Dennis, JPS Associates, Marcia Deifik, Connie King, Herm Warme, Jon Warme, Judith Glaser, Steve Brown, Irving Steinfield, Steve Schwartz, Zorinee Schwartz Mervyn Kalman, Jerry Lertzman, and RER. Of these shares, Mr. Weintraub received, directly and indirectly, a total of 588,426 shares of our common stock. Mr. Weintraub also received, directly and indirectly, a total of $583,132 in cash and a promissory note in the amount of $11,079,514, of which $656,531 was paid on August 7, 1999 and $4,172,475 was paid on January 5, 2000.

     In addition, we issued Mr. Weintraub a promissory note in the amount of $2,000,000 on March 31, 1999, of which $55,555.55 was paid monthly from and including August to October 1999. We will continue to pay Mr. Weintraub $40,000 per month, and on March 31, 2002, we will make a balloon payment of $497,777.60 plus interest at the rate of 9% per annum calculated as simple interest, accruing monthly from and after August 31, 1999.

     Ms. Jill Schulman, Mr. Weintraub's daughter and Vice President of Neptune Management received, in connection with our acquisition of Neptune Management and Heritage Alternatives, a total of $19,652; 19,103 of our common shares and $373,391 by way of promissory note of which $176,865 was paid on August 7, 1999.

     On August 1, 1999, we renegotiated the payment terms of the promissory notes we issued to the former owners of Neptune Management and Heritage Alternatives. In consideration or extending the time for repayment, we issued share purchase warrants exercisable to acquire up to 250,000 shares of our common stock at $6.00 per share to holders of the notes. The share purchase warrants were issued to Mr. Weintraub's daughters, including Ms. Jill Schulman, the Vice President of Neptune Management, who received 62,500 share purchase warrants.

     Also in connection with our acquisition of the Neptune Management and Heritage Alternatives, we entered into a consulting agreement with Mr. Weintraub for three years and at $333,333 per year. See "History of the Neptune Society."


ITEM 8.   LEGAL PROCEEDINGS

     Our operations are subject to numerous environmental laws, regulations and guidelines adopted by various governmental authorities in the jurisdictions in which we operate. Liabilities are recorded when environmental liabilities are either known or considered probable and can be reasonably estimated. Our policies are designed to control environmental risk upon acquisition through extensive due diligence and corrective measures taken prior to acquisition. We believe environmental liabilities to be immaterial individually and in the aggregate.

     We are party to other legal proceedings in the ordinary course of its business, but do not expect the outcome of any of other proceedings, individually or in the aggregate, to have a material adverse effect on our financial position, results of operations or liquidity.


ITEM 9 MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     On August 26, 1998, the common shares of the Neptune Society were listed under its former name Lari Corp. on the NASD OTC Bulletin Board under the symbol "LREE". On May 3, 1999, Lari Corp. changed its name to The Neptune Society, Inc. and on May 4, 1999, the symbol was changed to "NPTN".

     The high and low bid quotations of our common stock on the NASDAQ OTC Bulletin Board as reported by the NASD for each of the quarterly periods since August 26, 1998 were as follows:

Period                                    High                   Low
------                                    ----                   ---
1998

Third Quarter                              -                       -
Fourth Quarter                            $6.14                  $6.14

1999

First Quarter                             $6.0625                $6.0625
Second Quarter                            $6.75                  $6.437
Third Quarter                             $6.375                 $6.312
Fourth Quarter                            $6.562                 $5.062


     The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

     As of January 5, 2000, the high and low bid quotation for our common shares was $6.062 and $5.875, respectively.

     As at December 31, 1999, we had 86 registered shareholders.

     The declaration of dividends on our shares is within the discretion of our board of directors and will depend upon the assessment of, among other factors, earnings, capital requirements and the operating and financial condition of the company. At the present time, we anticipate that all available funds will be invested to finance the growth of its business.


ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     On January 19, 1999, we issued 2,000,000 shares of our common stock and 8,000,000 share purchase warrants for $0.10 per share to raise $200,000. Each share purchase warrant was exercisable to acquire one share of our common stock at $0.10 per share. The shares were issued to the following private investors:
BG International  Capital Group Inc., Muir Woods  Investments Group IBC, Suzanne
L. Wood, Robert D. Genovese, Vancouver International Polo Inc., Rodney L. Lozinski, Michele N. Marrandino, Gary Loffredo, Igor J. Otetchestvennyi, Carolyn
D. Keene, Bang Mui Tran, Richard A. Achron, J. Keith Thompson, Coreena L. Hansen, Janis D. Douville, Gloria M. Lozinski, Cynthia F. Clagget, TPP Management Inc., Michael A. Kirsh, Michael W. Robison, Brian D. Gruson, Columbia Pacific Ventures Inc., and KM Lifestyles Enterprise Inc. These warrants were exercised on April 7, 1999. The offering was not underwritten. This sale was exempt from registration in reliance upon Rule 504 under Regulation D promulgated under the Securities Act. The aggregate offering price did not exceed $1,000,000, and the offering was otherwise in compliance with Rules 501 and 502 promulgated under the Securities Act.

     On April 7, 1999, we issued 8,000,000 shares of our common stock for $0.10 per share to raise $800,000 pursuant to the exercise of the 8,000,000 share purchase warrants issued by us on January 19, 1999. Each share purchase warrant was exercisable to acquire one share of our common stock at $0.10 per share. These warrants were exercised on April 7, 1999. The shares were issued to the following private investors: Swiss Overseas Finance Company Ltd., Turf Holdings Ltd., CCD Commerce Consulting, Hapi Handels-und, Partner Marketing AG, Seloz Gestion & Finance SA, Otto Zimmerli, Noreldin Siam, UK Menon, and Muir Woods Investment Group IBC. The offering was not underwritten. This sale was exempt from registration in reliance upon Rule 504 under Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502, including (i) limiting the aggregate amount of all offerings made within six months before the start of the offering and six months after the completion of the offering to $1,000,000 and (ii) taking reasonable measures to assure the that purchasers were not underwriters by making reasonable inquiry to determine that the investor was acquiring the securities for his or her own account without a view towards distribution. We filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.

     On May 7, 1999, we issued 1,000,000 shares of our common stock in consideration of all the issued and outstanding shares and limited partnership units of certain of our operating subsidiaries. We issued these shares to Emanuel Weintraub Inter Vivos Trust, Jill Schulman, Stanley Zicklin, Marvin Falikoff, Helen Kramer, Milton Kramer, Paul Shields, Nancy Leferman, Norman
Leferman, Sam Perlow, Joan Perlow, Stuart Solomon, Marilyn Tenzer, Arlene Zicklin, Linda Stark, Ted Boock, Marlene Burdman, James Freedman, Freedman Family Trust, Dennis Family Trust-Leo Robert and Lorraine Dennis, Leo Robert Dennis-IRA Smith Barney, Dennis Family Trust-Ron Dennis, Dennis Family Turst-Richard and Jessica Dennis, JPS Associates, Marcia Deifik, Connie King, Herm Warme, Jon Warme, Judith Glaser, Steve Brown, Irving

Steinfield, Steve Schwartz, Zorinee Schwartz Mervyn Kalman, Jerry Lertzman, and RER. See "Item 1. Description of Business - History of the Neptune Society." The shares were issued in reliance upon an exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. We filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.

     On May 7, 1999, we issued a promissory note in the amount of $2,000,000 to Emanuel Weintraub Inter Vivos Trust. The promissory note was issued in consideration of all the issued and outstanding shares of Neptune Management and Heritage Alternatives. See "Item 1. Description of Business - History of the Neptune Society." The promissory note was issued in reliance upon an exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. We filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the sale.

     On May 7, 1999, we issued a promissory note in the amount of $19,000,000. The promissory note was issued in consideration of all the issued and outstanding shares and limited partnership units of certain of our operating subsidiaries. See "Item 1. Description of Business - History of the Neptune Society." The note issued in reliance upon an exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. We filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the sale.

     Pursuant to an Agency Agreement with Standard Securities Capital Corporation dated July 22, 1999, we agreed to issue 1,666,666 shares of our common stock at $6.00 per share for total proceeds of $7,000,000 pursuant to a private placement. Under this agreement, we issued 666,666 shares of our common stock at $6.00 per share to raise $4,000,000 on August 9, 1999; 223,333 shares at $6.00 per share for gross proceeds of $1,340,000 on October 12, 1999; and 260,000 shares at $6.00 per share for gross proceeds of $1,560,000 on December 30, 1999. This offering was made to the following non-U.S. Persons, outside the United States: Private Investments Company Ltd., Turf Holding Ltd., CCD Commerce Consulting, Partner Marketing AG, Otto Zimmerli, and UK Menon. The shares were issued in reliance upon an exempt from registration pursuant to Regulation S promulgated under the Securities Act. We paid Standard Securities Capital Corporation an agency fee of $140,000 on October 12, 1999, and $270,000 on December 30, 1999. We will pay a further fee of $10,000 upon the final issuance of 16,667 shares at $6.00 per share on or before January 31, 2000.

     On August 18, 1999, we issued warrants exercisable to acquire 275,000 shares of our common stock at $6.00 per share. We issued the warrants to certain debt holders in consideration for amending the terms of repayment of debt and interest. We issued the warrants to the following accredited investors: Jill Schulman, Linda Stark, Nancy Leferman and Stanley Zicklin. The warrants were issued in reliance upon an exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in

Rule 502. We filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.

     On December 31, 1999, we issued a total of $5,000,000 of convertible debentures to CapEx, L.P. and to D.H. Investment Banking Corp. The debentures are convertible into 1,000,000 shares of our common stock upon the election of the holders. In addition, we issued the a warrants exercisable for five years to purchase 200,000 shares of our common stock at an exercise price of $5.21 per share and 200,000 shares of our common stock at an exercise price of $6.25 per share. The debentures and warrants were issued in reliance upon an exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. We filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.

     On December 31, 1999, we issued 22,727 shares of our common stock in consideration of all the assets of Crematory Society of Washin7gton. See "Item
1. Description of Business - History of the Neptune Society." The shares were issued to Crematory Society of Washington, Inc., a Washington corporation whose sole shareholder is John C. Ayres, in reliance upon an exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. We filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.

     On December 31, 1999, we issued 22,727 shares of our common stock to Charles S. Wetmore as consideration for entering into a non-compete agreement with us. The shares were issued in reliance upon an exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act. The offering was made in compliance with the definitions set forth in Rule 501 and certain applicable general conditions set forth in Rule 502. We filed a Form D notice of sale with the Securities and Exchange Commission within 15 days after the first sale.


ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     Our authorized capital consists of 50,000,000 common shares with par value of $0.001 per share of which 13,195,453 common shares were issued as of January 5, 2000.

     All shares of common stock are of the same class and have the same rights, preferences and limitations. Holders of shares of common stock are entitled to receive dividends in cash, property or shares when and if dividends are declared by our Board of Directors out of funds legally available therefor. There are no limitations on the payment of dividends. A quorum for a general meeting of shareholders is one shareholder entitled to attend and vote at the meeting who may be represented by proxy and other proper authority, holding at least a 33-1/3% of the outstanding shares of common stock. Holders of shares of common stock are entitled to one vote per share of common stock. Upon any liquidation, dissolution or winding up of our business, if any, after payment or provision for payment of all of our debts, obligations or liabilities shall be distributed to the holders of shares of common stock. There are no pre-emptive rights, subscription rights, conversion rights and redemption provisions relating to the shares of common stock and none of the shares of common stock carry any liability for further calls.

     The rights of holders of shares of common stock may not be modified other than by vote of majority of the shares of common stock voting on such modification. Because a quorum for a general meeting of shareholders can exist with one shareholder (proxy-holder) personally present, the rights of holders of shares of common stock may be modified by less than a majority of the issued shares of common stock.

     The declaration of dividends on our shares is within the discretion of our board of directors and will depend upon the assessment of, among other factors, earnings, capital requirements and our operating and financial condition. At the present time, we anticipate that all available funds will be invested to finance the growth of its business.


ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to our bylaws, we shall indemnify all of our officers and directors for such expenses and liabilities, in such manner, under such circumstances to such extent as permitted by the Florida Business Corporation Act, Section 607.0850, as now enacted or hereafter amended. Unless otherwise approved by our board of directors, we shall not indemnify any of our employees who are not otherwise entitled to indemnification pursuant to our bylaws.

     Florida law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Our Articles of Incorporation and Bylaws also contain provisions stating that no director shall be liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders,
(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Florida law (for unlawful payment of dividends, or unlawful stock purchases or redemptions) or (4) a transaction from which the director derived an improper personal benefit. The intention of the foregoing provisions is to eliminate the liability of our directors or our stockholders to the fullest extent permitted by Florida law.


ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     Not Applicable.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     During the two most recent fiscal years or the subsequent interim period, we have had no changes in or disagreements with its accountants on accounting and financial disclosure.


ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial Statements

The following  financial  statements and related  schedules are included in this
Item:

     Consolidated Balance Sheet for 9 month period ended September 30, 1999

     Consolidated Statement of Income for 9 month period ended September 30, 1999 and 1998

     Consolidated Statement of Cash Flows for 9 month period ended September 30, 1999 and 1998

     Consolidated Statement of Stockholders' Equity for 9 month period ended September 30, 1999

     Report of Independent Auditors

     Combined Balance Sheets as of December 31, 1998 and 1997

     Combined Statements of Income (Operations) for years ended December 31, 1998, 1997 and 1996

     Combined Statements of Stockholders' Equity for years ended December 31, 1998, 1997 and 1996

     Combined Statements of Cash Flows Increase (Decrease) in Cash and Cash Equivalents for years ended December 31, 1998, 1997 and 1996

     Notes to Combined  Financial  Statements  Years Ended December 31, 1998 and
     1997

                            The Neptune Society, Inc.

                        Consolidated Financial Statements

            For the 9 Month Period Ended September 30, 1999 and 1998




                  Contents
                                                                         Page
                                                                         ----

   Notice to Reader                                                       1

   Financial Statements:
            Consolidated Balance Sheets                                   2
            Consolidated Statements of Income (Operations)                3
            Consolidated Statements of Shareholders' Equity               4
            Consolidated Statements of Cash Flows                         5
            Notes to Consolidated Financial Statements                    6

--------------------------------------------------------------------------------
NOTICE TO READER


The Consolidated Balance Sheets of The Neptune Society as at September 30, 1999 and Consolidated Statements of Income (Operations), the Consolidated Statements of Shareholders' Equity and Consolidated Statements of Cash Flows for the nine month period then ended have been compiled by Management. They have not been audited, reviewed or otherwise verified as to the accuracy or completeness of information. Readers are cautioned that these statements may not be appropriate for their purposes.
--------------------------------------------------------------------------------

                            THE NEPTUNE SOCIETY, INC.

                           CONSOLIDATED BALANCE SHEETS

                                ASSETS                                    September 30               December 31
                                                                              1999                      1998
                                                                        -----------------         ------------------
Current assets:
  Cash and cash equivalents                                             $        513,915          $         612,370
  Accounts receivable                                                            224,851                    217,265
  Other current assets                                                            35,475                      4,924
                                                                        -----------------         ------------------
     Total current assets                                                        774,241                    834,559
Property and equipment (net)                                                     302,822                    218,450
Other assets:
  Prearranged cremation contracts                                             33,401,367                 32,055,280
  Deferred contract procurement costs                                          8,339,681                  7,754,729
  Goodwill (net)                                                              22,781,601                          -
  Other intangibles                                                               77,149                     40,554
                                                                        =================         ==================
                                                                        $     65,676,861          $      40,903,572
                                                                        =================         ==================
                  LIABILITIES & SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued liabilities                              $      1,327,648          $         866,670
  Due to former principal shareholder                                            139,185                          -
  Income taxes payable                                                           142,802                          -
  Loans payable                                                                  377,954                          -
  Current portion of long-term debt                                           15,354,278                          -
                                                                        -----------------         ------------------
     Total current liabilities                                                17,341,867                    866,670
Long-term debt                                                                 1,217,254                          -
Deferred income taxes                                                            156,000                          -
Deferred prearranged cremation contract revenues                              33,401,367                 32,055,280
                                                                        -----------------         ------------------
                                                                              52,116,488                 32,921,950
                                                                        -----------------         ------------------
Shareholders' equity:
Common stock, $.001 par value, 50,000,000 shares authorized,                      24,867                     13,200
12,666,666 shares issued and outstanding
Capital in excess of par value                                                 4,652,991
Equity of combining entities                                                   8,882,515                  7,968,422
                                                                        -----------------         ------------------
     Total Shareholders' equity                                               13,560,373                  7,981,622
                                                                        -----------------         ------------------
                                                                        $     65,676,861          $      40,903,572
                                                                        =================         ==================



                      [unaudited - prepared by management]

                            THE NEPTUNE SOCIETY, INC.

                 CONSOLIDATED STATEMENTS OF INCOME (OPERATIONS)


                                                                              Nine Months Ended September 30,
                                                                              1999                      1998
                                                                        -----------------         ------------------
Revenue:
  Services                                                              $      6,191,599          $       5,405,980
  Liquidation of trust fund                                                      525,224                          -
  Management and finance fees                                                    971,910                    760,787
                                                                        -----------------         ------------------
     Total revenues                                                            7,688,733                  6,166,767

Direct costs and expenses:                                                     3,728,806                  3,571,371
                                                                        -----------------         ------------------
Gross profit                                                                   3,959,927                  2,595,396
                                                                        -----------------         ------------------
Expense:
  General & administrative expenses                                            1,404,959                    936,597
  Interest on promissory notes                                                   114,960                          0
  Depreciation & amortization                                                    308,839                     38,046
  Professional fees                                                              380,183                    603,204
  Compensation of former principal shareholder                                   513,091                  1,842,721
                                                                        -----------------         ------------------
     Total expenses                                                            2,722,032                  3,420,568

Earnings before income taxes                                                   1,237,895                  (825,172)
Provision for income taxes                                                       298,802                          0
                                                                        =================         ==================
Net earnings (loss)                                                     $        939,093          $       (825,172)
                                                                        =================         ==================
Net income (loss) per share, basic and diluted:                         $           0.08          $          (0.07)

Weighted average number of shares outstanding,
basic and diluted                                                             12,126,521                 12,000,000
                                                                        =================         ==================




                      [unaudited - prepared by management]

                            THE NEPTUNE SOCIETY, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY


                                                                    Capital in
                                                      Common         excess of Par       Retained
                                                       Stock            Value            Earnings           Total
                                                   ------------   ----------------  ---------------    --------------
Balance at December 31, 1998                    $       13,200    $                 $   7,968,422      $  7,981,622
Net earnings for the period ended:
  September 30, 1999                                                                      939,093
                                                                                                            939,093
Distribution to owners:                                                                   (25,000)
                                                                                                            (25,000)
Common stock issued:

  Issued for cash:                                      10,000           990,000                          1,000,000
  Acquisitions:                                          1,000            99,000                            100,000
                                                           667         3,563,991                          3,564,658
  Issued for cash:
                                                ===============   ================  ===============    ==============
Balance at September 30, 1999                   $       24,867    $    4,652,991    $   8,882,515      $ 13,560,373
                                                ===============   ================  ===============    ==============







                      [unaudited - prepared by management]

                           THE NEPTUNE SOCIETY, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                       September 30
                                                                             1999                       1998
                                                                       ------------------        -------------------
Cash flows provided by (used for) operating activities:                $         939,093         $         (825,172)
 Net income (loss)

Adjustment to reconcile net income to net cash
 provided by (used for) operating activities:
  Depreciation and amortization                                                  308,839                     38,046

Changes in assets and liabilities (Increase) decrease in assets:
     Accounts receivable                                                          (7,586)                 1,496,487
     Other current assets                                                        (30,551)                     2,590
     Increase in deferred procurement costs                                     (584,952)                  (267,867)

  Increase (decrease) in liabilities:
     Accounts payable and accrued liabilities                                    460,978                     74,886
     Provision for income tax                                                    298,802                          -
                                                                       ------------------        -------------------
Net cash provided by operating activities:                                     1,384,623                    518,970
                                                                       ------------------        -------------------

Cash flows provided by (used for) investing activities:
  Purchase of property and equipment                                            (104,836)                      (343)
  Goodwill                                                                   (23,069,976)                         -
  Intangibles and other assets                                                   (36,595)                    93,192
                                                                       ------------------        -------------------
Net cash used for investing activities:                                      (23,211,407)                    92,849
                                                                       ------------------        -------------------

Cash flows provided by (used for) financing activities:
  Due to former principal shareholder                                            139,185                          -
  Loans payable                                                                  377,954                          -
  Promissory notes                                                            16,571,532                          -
  Issuance of capital stock                                                    4,664,658                          -
  Distribution to owners                                                         (25,000)                  (135,500)
                                                                       ------------------        -------------------
Net cash provided by financing activities:                                    21,728,329                   (135,500)
                                                                       ------------------        -------------------

Net increase (decrease) in cash and cash equivalents                             (98,455)                   476,319
Cash and cash equivalents, beginning of period                                   612,370                    601,767
                                                                       ==================        ===================
Cash and cash equivalents, end of period                               $         513,915         $        1,078,086
                                                                       ==================        ===================



                      [unaudited - prepared by management]

                            THE NEPTUNE SOCIETY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    PERIODS ENDED SEPTEMBER 30, 1999 AND 1998


1.   Organization and Basis of Presentation:

     The accompanying financial statements present the consolidated financial position and results of operations of the following companies:

          *    The Neptune Society, Inc. (formerly Lari Corporation)
          * The Neptune Society of America, Inc. (formerly Lari Acquisition Company, Inc.)
          *    Neptune Management Corp.
          *    Neptune Pre-need Plan, Inc.
          *    Heritage Alternatives, Inc.
          *    Heritage Alternatives, L.P.
          *    Neptune Funeral Services, Inc.
          *    Neptune Funeral Services of Westchester, Inc.
          *    Neptune - Los Angeles, Ltd.
          *    Neptune - Santa Barbara, Ltd.
          *    Neptune - Ft. Lauderdale, Ltd.
          *    Neptune - St. Petersburg, Ltd.
          *    Neptune - Miami, Ltd.
          *    Neptune - Westchester, Ltd.
          *    Neptune - Nassau, Ltd.


     On March 31, 1999, The Neptune Society, Inc. acquired all of the outstanding shares and caused to be acquired the limited partnership interests of The Neptune Society, in exchange for $1,000,000 cash, 1,000,000 shares of the company valued at $100,000, notes payable of $21,000,000 and all cash and cash equivalents of approximately $825,000 held by The Neptune Society at March 31, 1999. Further the former controlling shareholder was provided with a consulting agreement for $1,000,000 over a 3 year period.

     The accompanying financial statements present the consolidated financial position of The Neptune Society, Inc. as at September 30, 1999 and the results of operations for the period then ended on a combining basis.

     The business combination was accounted for using the purchase method of accounting, and the excess of the purchase price over the estimated fair value of assets acquired net of liabilities assumed, has been recorded as goodwill and other intangibles, in the approximate amount of $23,100,000. The historical financial statements prior to the acquisition have been presented on a combined basis as a reorganization of companies under common control. Pro forma financial information as if the acquisition had occurred at the beginning of the period, has not been presented, as the operating results of all combining entities has been included in the combined statements.




                      [unaudited - prepared by management]

                            THE NEPTUNE SOCIETY, INC.

                    PERIODS ENDED SEPTEMBER 30, 1999 AND 1998



2.   Interim Financial Statements (Unaudited)

     The accompanying unaudited condensed financial statements for the interim periods ended September 30, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

3.   Amortization of Goodwill

     The excess of purchase price over the fair value of identifiable net assets acquired in transactions accounted for as purchases are included in "Goodwill" and amortized on a straight line basis over 40 years which, in the opinion of management, is not necessarily the maximum period benefited. Fair values at the date of acquisition are determined by management or independent appraisals.

     The amortization charged against income was $308,839 for the period (1998 - nil). Accumulated amortization of Goodwill as of September 30, 1999 is $288,374.


4.   Gain on Liquidation of Trust

     During the period certain monies held in Trust in relation to the merchandise component of prearranged cremation contracts entered into in previous financial periods were allowed to be released under the governing Trust Fund Legislation.


5.   Litigation

     During the period ending September 30, 1998, the Department of Consumer Affairs, Funeral and Crematory Division (the "Department") commenced an administrative proceeding alleging various statutory and regulatory violations arising from an incident occurring at the Heritage Crematory.

     The California operations were not allowed to operate during the period of the administrative proceeding.

     This proceeding has now been settled.



                      [unaudited - prepared by management]

                            THE NEPTUNE SOCIETY, INC.

                    PERIODS ENDED September 30, 1999 AND 1998


6.   Long term debt

     Promissory Note in the amount of $19,000,000 on the following terms:

     1. $4,125,722 due August 11, 1999 with no interest. This amount was repaid.
     2. $701,802 due January 3, 2000 together with interest accrued at the rate of 9% from August 1, 1999.
     3.   $4,172,476 due January 3, 2000 with no interest,
     4.   $5,065,836 due July 31, 2000 with no interest,
     5. $4,934,164 due July 31, 2000. Interest only at the rate of 9% amounting to $37,006 is payable monthly.

     Promissory Note in the amount of $2,000,000 payable in installments of $40,000 per month, plus a balloon payment of $497,778 with interest at the rate of 9% to accrue monthly on the sum of $15,556 per month, payable on March 31, 2002. As at September 30, 1999 the balance owing on this note was $1,697,254 with $480,000 due within the next 12 months.


7.   Private Placement

     On July 22, 1999 the Neptune Society entered into a private placement Agency Agreement with Standard Securities Capital Corporation, for the sale of 1,166,667 common shares in the capital of the Neptune Society at an Issue Price of $6.00 per share. On August 9, 1999, the Company issued 666,666 common shares pursuant to the agreement for gross proceeds of $4,000,000. On October 12, 1999, the Company issued a further 223,333 common shares pursuant to the agreement for gross proceeds of $1,340,000. The Company will issue a further 276,668 common shares on or before January 31, 2000. Standard Securities Capital Corporation will be paid a commission of $700,000 for the private placement of which $140,000 was paid on October 12, 1999. The shares are subject to a hold period of 12 months from the date of issuance.








                      [unaudited - prepared by management]

                               THE NEPTUNE SOCIETY

                          COMBINED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997






         CONTENTS

                                                                           Page


Independent Auditors' Report                                                 1

Financial Statements:
         Combined Balance Sheets                                             2
         Combined Statements of Income (Operations)                          3
         Combined Statements of Stockholders' Equity                         4
         Combined Statements of Cash Flows                                   5
         Notes to Combined Financial Statements                              6-9

                           Stonefield Josephson, Inc.
                          CERTIFIED PUBLIC ACCOUNTANTS
                          BUSINESS & PERSONAL ADVISORS
                Members: DKF, IAPA, Institute of Profit Advisors



                          INDEPENDENT AUDITORS' REPORT


Board of Directors
The Neptune Society
Burbank, California


We have audited the accompanying combined balance sheets of The Neptune Society as of December 31, 1998 and 1997, and the related combined statements of income (operations), stockholders' equity and cash flows for each of the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Neptune Society at December 31, 1998 and 1997, and the results of their operations and cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.




/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
June 11, 1999



1620 26th Street, Suite 400 South            One Post Street, Suite 3300
Santa Monica, CA  90404-4041                 San Francisco, CA  94104-9572
310 453-9400 FAX 310-453-1187                415 981-9400 FAX 415-391-2310

2121 N. California Blvd., Suite 900          4400 MacArthur Blvd., Suite 400
Walnut Creek, CA  94596-7306                 Newport Beach, CA  92660-2519
925 938-9400 FAX 925 930-0107                949 653-9400 FAX 949 851-4660

                              www.sjaccounting.com

                               THE NEPTUNE SOCIETY

                             COMBINED BALANCE SHEETS

                                 ASSETS                                                December 31,          December 31,
                                                                                           1998                  1997
                                                                                    ----------------       ---------------
Current assets:
  Cash and cash equivalents                                                         $        612,370       $       601,767
  Accounts receivable                                                                        107,896               250,552
  Due from trusts                                                                            109,369             1,121,009
  Other current assets                                                                         4,924                34,946
                                                                                    ----------------       ---------------
          Total current assets                                                               834,559             2,008,274
                                                                                    ----------------       ---------------

Property and equipment, at cost:
  Automobiles                                                                                120,173               134,188
  Furniture and fixtures                                                                      83,329                84,846
  Machinery and equipment                                                                    309,084               308,734
  Nautical equipment                                                                          57,075                57,075
  Leasehold improvements                                                                     154,862               154,862
                                                                                    ----------------       ---------------
                                                                                             724,523               739,705
  Less accumulated depreciation and amortization                                             506,073               472,465
                                                                                    ----------------       ---------------
          Total property and equipment                                                       218,450               267,240
                                                                                    ----------------       ---------------
Other assets:
  Prearranged cremation contracts                                                         32,055,280            30,172,105
  Deferred contract procurement costs, net                                                 7,754,729             7,406,473
  Other                                                                                       40,554                99,119
                                                                                    ----------------       ---------------
          Total other assets                                                              39,850,563            37,677,697
                                                                                    ----------------       ---------------
                                                                                    $     40,903,572       $    39,953,211
                                                                                    ================       ===============
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                                  $        181,007       $       184,899
  Accrued expenses and other liabilities                                                     685,663               505,632
                                                                                    ----------------       ---------------
          Total current liabilities                                                          866,670               690,531
                                                                                    ----------------       ---------------
Deferred prearranged cremation contract revenues                                          32,055,280            30,172,105
                                                                                    ----------------       ---------------
Stockholders' equity:
  Common stock; $.001 par value, 50,000,000 shares
    authorized, 12,000,000 shares issued and outstanding                                      13,200                12,700
  Equity of combining entities                                                             7,968,422             9,077,875
                                                                                    ----------------       ---------------
          Total stockholders' equity                                                       7,981,622             9,090,575
                                                                                    ----------------       ---------------
                                                                                    $     40,903,572       $    39,953,211
                                                                                    ================       ===============

            See accompanying independent auditors' report and notes
                       to combined financial statements.

                               THE NEPTUNE SOCIETY

                   COMBINED STATEMENTS OF INCOME (OPERATIONS)



                                                                    Year ended           Year ended           Year ended
                                                                   December 31,         December 31,         December 31,
                                                                       1998                 1997                 1996
                                                                 ---------------      --------------       --------------
Revenues, net:
  Services                                                       $     7,468,853      $    8,838,854       $    8,257,161
  Management fees                                                        969,300             918,000              786,000
                                                                 ---------------      --------------       --------------
          Total revenues                                               8,438,153           9,756,854            9,043,161

Cost and expenses                                                      4,871,789           4,686,244            4,989,340
                                                                 ---------------      --------------       --------------
Gross profit                                                           3,566,364           5,070,610            4,053,821
                                                                 ---------------      --------------       --------------
General and administrative expenses                                    1,645,450           1,584,750            1,524,484
Professional fees                                                        668,894             245,033              172,619
Compensation and expenses of principal
  shareholder and partner                                              2,200,473           1,840,984              737,556
                                                                 ---------------      --------------       --------------
Net income (loss)                                                $      (948,453)     $    1,399,843       $    1,619,162
                                                                 ===============      ==============       ==============
Net income (loss) per share, basic and
  diluted                                                        $        (0.08)      $         0.12       $         0.13
                                                                 ==============       ==============       ==============
Weighted average number of shares
  outstanding, basic and diluted                                      12,000,000          12,000,000           12,000,000
                                                                 ===============      ==============       ==============




            See accompanying independent auditors' report and notes
                       to combined financial statements.

                               THE NEPTUNE SOCIETY

                  COMBINED STATEMENTS OF STOCKHOLDERS ' EQUITY


                                                                  Common              Equity of
                                                                   stock          combining entities            Total
                                                               ------------        --------------          --------------
Balance at January 1, 1996                                     $     12,700        $    6,817,437          $    6,830,137

Net income for the year ended
  December 31, 1996                                                                     1,619,162               1,619,162

Distribution to owners                                                                   (338,000)               (338,000)
                                                               ------------        --------------          --------------
Balance at December 31, 1996                                         12,700             8,098,599               8,111,299

Net income for the year ended
  December 31, 1997                                                                     1,399,843               1,399,843

Distribution to owners                                                                   (420,567)               (420,567)
                                                               ------------        --------------          --------------
Balance at December 31, 1997                                         12,700             9,077,875               9,090,575

Net loss for the year ended
  December 31, 1998                                                                      (948,453)               (948,453)

Distribution to owners                                                                   (160,500)               (160,500)

Common stock issued                                                     500                  (500)
                                                               ------------        --------------          --------------
Balance at December 31, 1998                                   $     13,200        $    7,968,422          $    7,981,622
                                                               ============        ==============          ==============



            See accompanying independent auditors' report and notes
                       to combined financial statements.

                               THE NEPTUNE SOCIETY

                        COMBINED STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                        Year ended         Year ended         Year ended
                                                                       December 31,       December 31,       December 31,
                                                                           1998               1997               1996
                                                                      ---------------   ---------------     -------------
Cash flows provided by (used for) operating activities:
  Net income (loss)                                                   $      (948,453)  $     1,399,843     $   1,619,162
                                                                      ---------------   ---------------     -------------
  Adjustments to reconcile net loss to net cash
    provided by (used for) operating activities:
      Depreciation and amortization                                            50,786            86,779            60,885
      (Gain) loss on sale of assets                                            (3,736)            2,460            (2,640)

  Changes in assets and liabilities:
    (Increase) decrease in assets:
      Accounts receivable                                                     142,656          (134,880)           74,659
      Due from trusts                                                       1,011,640          (415,526)         (268,204)
      Other current assets                                                     30,022              (175)          (15,541)
      Increase in deferred procurement costs                                 (348,256)         (835,298)       (1,057,314)
      Other assets                                                             58,565           244,319           (35,058)

    Increase (decrease) in liabilities:
      Accounts payable                                                         (3,892)          (66,436)           29,584
      Accrued expenses and other liabilities                                  180,031           226,627           119,042
                                                                      ---------------   ---------------     -------------
          Total adjustments                                                 1,117,816          (892,130)       (1,094,587)
                                                                      ---------------   ---------------     -------------
          Net cash provided by operating activities                           169,363           507,713           524,575
                                                                      ---------------   ---------------     -------------
Cash flows provided by (used for) investing activities -
  purchase (sale) of property and equipment                                     1,740          (164,943)          (59,827)
                                                                      ---------------   ---------------     -------------
Cash flows provided by (used for) financing activities:
  Decrease (increase) in due from officer                                           -            17,567           (17,567)
  Distribution to owners                                                     (160,500)         (420,567)         (338,000)
                                                                      ---------------   ---------------     -------------
          Net cash used for financing activities                             (160,500)         (403,000)         (355,567)
                                                                      ---------------   ---------------     -------------
Net increase (decrease) in cash and cash equivalents                           10,603           (60,230)          109,181
Cash and cash equivalents, beginning of year                                  601,767           661,997           552,816
                                                                      ---------------   ---------------     -------------
Cash and cash equivalents, end of year                                $       612,370   $       601,767     $     661,997
                                                                      ===============   ===============     =============
Supplemental disclosure of cash flow information -
  income taxes paid                                                   $             -   $        15,000     $      65,000
                                                                      ===============   ===============     =============


            See accompanying independent auditors' report and notes
                       to combined financial statements.

                               THE NEPTUNE SOCIETY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997



(1)  Organization and Basis of Presentation:

     The accompanying financial statements present the combined financial position and results of operations of the following companies:

                                                                      December 31, 1998       December 31, 1997
                                                                      -----------------       -----------------
        Lari Corporation                                                   ($1,878)             $        0
        Neptune Management Corp.                                           (68,898)                (78,883)
        Neptune Pre-Need Plan, Inc.                                          6,342                   8,435
        Heritage Alternatives, Inc.                                         (1,679)                 (1,669)
        Heritage Alternatives, L.P.                                        133,740                 369,746
        Neptune Funeral Services, Inc.                                     (14,119)                (12,945)
        Neptune Funeral Services of Westchester, Inc.                      (14,269)                (13,096)
        Neptune - Los Angeles, Ltd.                                      5,187,951               6,003,100
        Neptune - Santa Barbara, Ltd.                                      849,399               1,052,407
        Neptune - Ft. Lauderdale, Ltd.                                   1,810,185               1,626,172
        Neptune - St. Petersburg, Ltd.                                      16,904                  35,510
        Neptune - Miami, Ltd.                                               16,832                  31,012
        Neptune - Westchester, Ltd.                                         35,104                  38,334
        Neptune - Nassua, Ltd.                                              26,008                  32,452
                                                                 -------------------     -------------------
                                                                        $7,981,622              $9,090,575
                                                                 ===================     ===================


     Subsequent to December 31, 1998, Lari Corporation acquired the ownership interests of companies through a combination of cash, stock, and acquisition indebtedness. Accordingly the accompanying financial statements have been presented as a reorganization of companies under common control. All material intercompany transactions have been eliminated in combination.

     The  Company  performs  crematoria  and  related   professional   services,
     including the use of facilities, motor vehicles and nautical equipment, and sells supplies, such as urns, cremation containers and literature.


See accompanying independent auditors' report.

                               THE NEPTUNE SOCIETY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997



(2)  Summary of Significant Accounting Policies:

     Cash and Cash Equivalents:

     Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Concentration

     The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

     Depreciation and Amortization:

          Depreciation of property plant and equipment is provided using the straight-line method over the estimated useful lives of the various classes of assets, as follows:

                Automobiles                        5 years
                Furniture and fixtures             5-7 years
                Machinery and equipment            5 years
                Nautical equipment                 5 years

          Leasehold improvements are amortized over the terms of the leases or estimated useful lives of the improvements, whichever is lesser.

     Pre-need Arrangements:

          Pre-need sales are affected by deposits to various trusts, the assets for which are included on the combined balance sheet in the caption "prearranged cremation contracts". Trust earnings, less management fees earned by the Company are accrued and deferred until the service is performed, at which time these funds are recognized in revenues and are intended to cover future increases in the cost of providing a price guaranteed service.

     Deferred Contract Procurement Costs:

          Deferred contract procurement costs consist of a portion of sales commissions and other direct marketing costs applicable to the sale of prearranged cremation contracts. These costs are deferred and recognized in costs of revenues when the services, covered by the contract, are performed.



See accompanying independent auditors' report.

                               THE NEPTUNE SOCIETY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997


(2)  Summary of Significant Accounting Policies, Continued:

     Income Taxes:

          The Company filed separate federal and state income tax returns for each of the combining entities, all operating results for which were generated by "pass through" entities (limited partnerships or corporations). Since no taxes were due from the C corporations and any income taxes from the limited partnerships and the S corporation (other than state taxes on certain S corporation earnings) are the obligations of the partners or shareholders, no income taxes have been provided in the financial statements.

          In connection  with the Company's  acquisition  on March 31, 1999 (see
          Note 5), the income tax status changed. If income taxes had been determined in the historical financial statements on a separate return basis, pro forma net income would have been as follows:

                                                                          1998             1997              1996
                                                                       ----------      -----------       ------------
                  Net (loss)/income as reported                        $(948,453)       $1,399,843        $1,619,162

                  Credit/provision for income taxes,
                           principally current                          (371,448)          568,448          660,600
                                                                       ----------      -----------       ------------

                  Pro forma net (loss)/income                          $(577,005)       $  831,395        $ 958,562
                                                                       ==========      ===========       ============
                  Pro forma net (loss)/income per share                $   (0.05)       $     0.07        $    0.08

     Use of Estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value:

          Unless otherwise indicated, the fair values of all reported assets and liabilities which represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such amounts.

     Earnings Per Share:

          Earnings per share is computed based upon the weighted average number of shares of common stock outstanding plus the shares issued in the exchange transaction (see Note 5), adjusted for a 10,000 to 1 stock split, in August 1998.


See accompanying independent auditors' report.

                               THE NEPTUNE SOCIETY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997


(2)  Summary of Significant Accounting Policies, Continued:

     Other Comprehensive Income (Loss)

          Comprehensive income (loss) is the same as net income (loss).


(3)  Deferred Prearranged Cremation Contract Revenues:

     Deferred prearranged cremation contract revenues includes the contract amount of all price guaranteed prearranged service contracts as well as the accrued trust earnings, less management fees to the Company. The Company defers additional accruals of trust earnings as they are not earned until the performance of the service. Upon performance of the service, the Company recognizes as revenues, the fixed contract price as well as total accumulated trust earnings.

     The following table summarizes the activity in deferred prearranged cremation contract revenues:
                                                 1998                1997
                                            ---------------     --------------

         Beginning balance                  $    30,172,105     $   25,909,984
         Acquisitions                             4,430,978          6,310,101
         Income - maturities                      1,806,846          1,746,482
         Cancellations                              740,957            301,498
                                            ---------------     --------------

         Ending balance                     $    32,055,280     $   30,172,105
                                            ===============     ==============


(4)  Commitments and Contingencies:

     Leases

     The Company leases certain office facilities under operating leases for terms ranging from one to thirteen years. Combined rent expense was approximately $203,891, $212,388, and $192,136, for 1998, 1997 and 1996
     respectively.

     At December 31, 1998, minimum lease payments were as follows:

       Years ending December 31,
           1999                                           $       191,929
           2000                                                   165,191
           2001                                                   119,756
           2002                                                   119,125
           2003                                                   118,063
           Thereafter                                             480,337
                                                          ---------------
                                                          $     1,194,401


See accompanying independent auditors' report.

                               THE NEPTUNE SOCIETY

                     YEARS ENDED DECEMBER 31, 1998 AND 1997


(4)  Commitments and Contingencies, Continued:

     Litigation

     During March 1998, the Department of Consumer Affairs, Funeral and Cemetery Division (the "Department") commenced an administrative proceeding alleging various statutory and regulatory violations arising from an incident occurring at the Heritage Crematory. This proceeding was settled by the parties by the Company agreeing to sell its business by a date certain or surrender its funeral director's license. A sale of the Company to Lari Acquisition Company, Inc. (see Note 5) was concluded in April 1999. The Department is in the process of reviewing Lari's application for an assignment of the Company's funeral director licenses to Lari.

     Additionally the Company is, from time to time, subject to routine litigation arising in the normal course of business. Management, with the advice of legal counsel, believes that the results of any such routine litigation or other pending legal proceedings will not have a material effect on the combined financial position or results of operations.


(5)  Subsequent Event:

     In March 1999, Lari Acquisition Company, Inc. acquired all of the outstanding shares and caused to be acquired the limited partnership interests of The Neptune Society, in exchange for $1,000,000 cash, 1,000,000 shares of Lari with a stated value of $5,000,000, and notes payable of $21,000,000. Further, the former controlling shareholder was provided with a consulting agreement for $1,000,000 over a three-year period.



See accompanying independent auditors' report.

     (b)  Exhibits

Exhibit
Number              Description
------              -----------

  3.1               Articles of  Incorporation  of L R Associates,  Inc.,  filed
                    January 4, 1985

  3.2 Articles of Amendment of L R Associates, Inc. changing name to Lari Corp., filed August 3, 1998

  3.3 Articles of Amendment of Lari Corp. changing name to The Neptune Society, Inc., filed April 26, 1999

  3.4               Bylaws of The Neptune Society, Inc.

 10.1               Form of Stock Option Plan

 10.2 Share Purchase Agreement dated for reference March 26, 1999 by and between Lari Acquisition Company, Inc., Emanuel Weintraub Inter Vivos Trust, Emanuel Weintraub, Neptune Management Corp., Heritage Alternatives, Inc., Neptune Pre-Need Plan, Inc. and Lari Corp.

 10.3 Share Purchase Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc., Lari Corp. and Stanley Zicklin

 10.4 Share Purchase Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc., Lari Corp. and Jill Schulman

 10.5               Agreement   dated   August  1,  1999  by  and  between  Lari
                    Acquisition Company, Inc., The Neptune Society, Inc. and Stanley Zicklin

 10.6               Agreement   dated   August  1,  1999  by  and  between  Lari
                    Acquisition  Company,   Inc.,  The  Neptune  Society,  Inc.,
                    Emmanuel Weintraub and Emmanuel Weintraub Inter Vivos Trust

 10.7 Interest Purchase Agreement dated for reference March 31, 1999 by and between Neptune Management Corp. Lari Corp., Lari Acquisition Company, Inc. and the limited partners of Neptune-Los Angeles, Ltd., Neptune-Santa Barbara, Ltd., Neptune-Miami, Ltd., Neptune-St. Petersburg, Ltd., Neptune-Ft. Lauderdale, Ltd., Neptune-Nassau, Ltd., Neptune-Westchester, Ltd.

Exhibit
Number              Description
------              -----------

 10.8 Interest Purchase Agreement dated for reference March 31, 1999 by and between Heritage Alternatives, Inc., Lari Corp., Lari Acquisition Company, Inc. and the limited partners of Heritage Alternatives, L.P.

 10.9 Consulting Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc. and Emanuel Weintraub

 10.10 Amendment to Consulting Agreement dated August 1, 1999 by and between Lari Acquisition Company, Inc. and Emanuel Weintraub

 10.11 $19,000,000 Promissory Note dated March 31, 1999 by Lari Acquisition Company, Inc.

 10.12 Amendment to $19,000,000 Promissory Note dated August 1, 1999 by Lari Acquisition Company, Inc. in favor of Emanuel Weintraub Inter Vivos Trust

 10.13 $2,000,000 Promissory Note dated March 31, 1999 by Lari Acquisition Company, Inc.

 10.14 Amendment to $2,000,000 Promissory Note dated August 1, 1999 by Lari Acquisition Company, Inc. in favor of Emanuel Weintraub Inter Vivos Trust

 10.15 Pre-Need Trust Agreement dated October 1, 1993 by and between Neptune Management Corp. and Sunbank/South Florida, N.A.

 10.16 Asset Purchase Agreement dated March 31, 1992 by and between Heritage Cremation Services, Inc., Joseph Estephan, Elie Estephan and Emanuel Weintraub

 10.17              Form of Commissioned Contractor Agreement

 10.18 Agency Agreement dated for reference July 22, 1999 by and between The Neptune Society, Inc. and Standard Securities Capital Corporation

 10.19 Amendment to Agency Agreement dated August 5, 1999 by and between The Neptune Society, Inc. and Standard Securities Capital Corporation

Exhibit
Number              Description
------              -----------

 10.20              Form of Subscription Agreement

 10.21              Form of Registration Rights Agreement

 10.22              Debenture and Warrant Purchase  Agreement dated November 24,
                    1999,

 10.23              Form of Convertible Debenture

 10.24 Asset Purchase Agreement dated December 31, 1999, by and among The Neptune Society, Inc., Crematory Society of Washington, Inc., and John C. Ayres. -----------------

 21.1               List of Subsidiaries of the Registrant

 27.1                Financial Data Schedule

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         THE NEPTUNE SOCIETY, INC.


Date: January 12, 2000                   /s/ Marco Markin
                                         ---------------------------------------
                                         Marco Markin, President and Director

Exhibit
Number              Description
------              -----------
  3.1               Articles of  Incorporation  of L R Associates,  Inc.,  filed
                    January 4, 1985

  3.2 Articles of Amendment of L R Associates, Inc. changing name to Lari Corp., filed August 3, 1998

  3.3 Articles of Amendment of Lari Corp. changing name to The Neptune Society, Inc., filed April 26, 1999

  3.4               Bylaws of The Neptune Society, Inc.

 10.1               Form of Stock Option Plan

 10.2 Share Purchase Agreement dated for reference March 26, 1999 by and between Lari Acquisition Company, Inc., Emanuel Weintraub Inter Vivos Trust, Emanuel Weintraub, Neptune Management Corp., Heritage Alternatives, Inc., Neptune Pre-Need Plan, Inc. and Lari Corp.

 10.3 Share Purchase Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc., Lari Corp. and Stanley Zicklin

 10.4 Share Purchase Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc., Lari Corp. and Jill Schulman

 10.5               Agreement   dated   August  1,  1999  by  and  between  Lari
                    Acquisition Company, Inc., The Neptune Society, Inc. and Stanley Zicklin

 10.6               Agreement   dated   August  1,  1999  by  and  between  Lari
                    Acquisition  Company,   Inc.,  The  Neptune  Society,  Inc.,
                    Emmanuel Weintraub and Emmanuel Weintraub Inter Vivos Trust

 10.7 Interest Purchase Agreement dated for reference March 31, 1999 by and between Neptune Management Corp. Lari Corp., Lari Acquisition Company, Inc. and the limited partners of Neptune-Los Angeles, Ltd., Neptune-Santa Barbara, Ltd., Neptune-Miami, Ltd., Neptune-St. Petersburg, Ltd., Neptune-Ft. Lauderdale, Ltd., Neptune-Nassau, Ltd., Neptune-Westchester, Ltd.

 10.8 Interest Purchase Agreement dated for reference March 31, 1999 by and between Heritage Alternatives, Inc., Lari Corp., Lari Acquisition Company, Inc. and the limited partners of Heritage Alternatives, L.P.

 10.9 Consulting Agreement dated March 31, 1999 by and between Lari Acquisition Company, Inc. and Emanuel Weintraub

 10.10 Amendment to Consulting Agreement dated August 1, 1999 by and between Lari Acquisition Company, Inc. and Emanuel Weintraub

 10.11 $19,000,000 Promissory Note dated March 31, 1999 by Lari Acquisition Company, Inc.

Exhibit
Number              Description
------              -----------
 10.12              Amendment  to  $19,000,000  Promissory  Note dated August 1,
                    1999 by Lari Acquisition  Company,  Inc. in favor of Emanuel
                    Weintraub Inter Vivos Trust

 10.13 $2,000,000 Promissory Note dated March 31, 1999 by Lari Acquisition Company, Inc.

 10.14 Amendment to $2,000,000 Promissory Note dated August 1, 1999 by Lari Acquisition Company, Inc. in favor of Emanuel Weintraub Inter Vivos Trust

 10.15 Pre-Need Trust Agreement dated October 1, 1993 by and between Neptune Management Corp. and Sunbank/South Florida, N.A.

 10.16 Asset Purchase Agreement dated March 31, 1992 by and between Heritage Cremation Services, Inc., Joseph Estephan, Elie Estephan and Emanuel Weintraub

 10.17              Form of Commissioned Contractor Agreement

 10.18 Agency Agreement dated for reference July 22, 1999 by and between The Neptune Society, Inc. and Standard Securities Capital Corporation

 10.19 Amendment to Agency Agreement dated August 5, 1999 by and between The Neptune Society, Inc. and Standard Securities Capital Corporation

 10.20              Form of Subscription Agreement

 10.21              Form of Registration Rights Agreement

 10.22              Debenture and Warrant Purchase  Agreement dated November 24,
                    1999,

 10.23              Form of Convertible Debenture

 10.24 Asset Purchase Agreement dated December 31, 1999, by and among The Neptune Society, Inc., Crematory Society of Washington, Inc., and John C. Ayres.

 21.1               List of Subsidiaries of the Registrant

 27.1               Financial Data Schedule